   CLIFFORD                                        Limited Liability Partnership

   CHANCE                                                         CONFORMED COPY



                             DATED 4 SEPTEMBER 2001



                                  WPP GROUP PLC

                             WPP FINANCE CO. LIMITED

                                       And

                          WPP GROUP U.S. FINANCE CORP.
                                 (AS BORROWERS)

                                  WPP GROUP PLC
                                 (AS GUARANTOR)

                           CITIBANK INTERNATIONAL PLC
                               (AS FACILITY AGENT)

                                       And

                         THE LENDERS HEREIN REFERRED TO


                ------------------------------------------------

                $750,000,000 REVOLVING CREDIT FACILITY AGREEMENT

                ------------------------------------------------

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
                                    CONTENTS

Clause                                                                     Page
1.   Interpretation .....................................................     1

2.   Amount And Purpose Of The Facility .................................    12

3.   Syndicate And Borrowers And Guarantors .............................    12

4.   Conditions Precedent ...............................................    14

5.   Utilisation Of Facility ............................................    15

6.   Alternative Currencies For Facility ................................    16

7.   Interest And Fees ..................................................    17

8.   Reduction Of Facility And Repayment ................................    19

9.   Prepayment And Cancellation ........................................    19

10.  Representations And Warranties .....................................    21

11.  Undertakings .......................................................    23

12.  Changes In Circumstances ...........................................    30

13.  Payments ...........................................................    32

14.  Default ............................................................    38

15.  Indemnity ..........................................................    41

16.  Guarantee ..........................................................    42

17.  The Facility Agent .................................................    45

18.  Fees And Expenses ..................................................    49

19.  Set-Off And Pro Rata Sharing .......................................    50

20.  Benefit Of Agreement ...............................................    53

21.  Further Provisions .................................................    56

SCHEDULE 1    Lenders And Commitments ...................................    61

SCHEDULE 2    Calculation Of The Mandatory Cost .........................    62

SCHEDULE 3    Request In Respect Of Advances ............................    64

SCHEDULE 4    Certificate ...............................................    65

SCHEDULE 5    Form Of Accession Notice ..................................    66

SCHEDULE 6    Notice Of Proposed Substitution ...........................    67

SCHEDULE 7    Form Of Novation Agreement ................................    68

SCHEDULE 8    Form Of Transfer Certificate ..............................    71

THIS AGREEMENT is made the 4/th/ day of September, 2001.

BETWEEN:

(1) WPP GROUP plc of 27 Farm Street, London W1X 6RD as guarantor and borrower (the "Company");

(2) WPP FINANCE CO. LIMITED of 27 Farm Street, London W1X 6RD as borrower ("WPP Finance");

(3) WPP GROUP U.S. FINANCE CORP. of 14th Floor, Worldwide Plaza, 309 West 49th Street, New York, NY 10019-7399, USA as borrower ("WPP Group U.S. Finance");

(4) CITIBANK INTERNATIONAL plc of PO Box 78, 335 Strand, London WC2R 1LS (the "Facility Agent"); and

(5) THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments) (the "Lenders").

IT IS AGREED AS FOLLOWS:

1.     INTERPRETATION

1.1    Definitions

       In this Agreement each of the following expressions has, except where the context otherwise requires, the meaning shown opposite it:

       "Accession Notice" means in respect of a proposed additional Borrower, a notice substantially in the form set out in Schedule 5 (Form of Accession Notice) duly completed and signed on behalf of the proposed additional Borrower and the Obligors' Agent;

       "Accounts Receivable Facilities" means the receivables purchase facility in an amount, on 3rd July, 1998, of up to $350,000,000 under the pooling and servicing agreement dated 3rd December, 1993 between Capital III Corp. as the seller, WPP Group USA Inc., as the servicer and Mellon Bank N.A., as the Trustee (together with all related transaction documents as amended) increased, restated, extended, refinanced or replaced from time to time;

       "Advance" means the principal amount of each amount made available to a Borrower hereunder in respect of the Facility by way of advance or roll-over or (as the context requires) the principal amount thereof for the time being outstanding;

       "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

       "Agent's Spot Rate of Exchange" means the spot rate of exchange determined by the Facility Agent for the purchase with one currency of any other relevant currency in the London foreign exchange market at or about 11.00 a.m. on the date of the relevant Request for delivery two Business Days later, the Facility Agent's certificate of such rate being conclusive in the absence of manifest error;

        "Alternative Currency" means euro, sterling and any other currency (other than dollars) which is freely transferable and immediately convertible into dollars and available in the London Interbank Market;

        "Applicable Accounting Principles" means accounting principles and practices which at the Signing Date are generally accepted in the United Kingdom;

        "Availability Period" means the period commencing on the Signing Date and ending at the close of business in New York on the Final Drawing Date;

        "Back to Back Loan" means any loan or other financial accommodation made available to a member of the Group to the extent that the creditor has recourse directly or indirectly to a deposit of cash or cash equivalent investments beneficially owned by any member of the Group placed, as part of a related transaction, with that creditor (or an affiliate of that creditor) or a financial institution approved by that creditor on the basis that the deposit be available, directly or indirectly, so as to reduce the economic exposure of the creditor to the Group, when looking at the related transactions together, to a net amount;

        "Borrower" means the Company, WPP Finance, WPP Group U.S. Finance and any additional Borrower as shall accede to this Agreement as a Borrower pursuant to Clause 3.7 (Accession of Additional Borrowers) or be substituted under Clause 3.9 (Substitution of Borrowers), in each case so long as they remain or are required to remain Borrowers and, as the context requires, together the "Borrowers";

        "Business Day" means a day (other than a Saturday or Sunday) on which banks are open in London for the transaction of business of the nature required by this Agreement and:

        (a) in relation to a day on which a payment is to be made in a currency other than euros in the place of the principal domestic market of the currency of such payment; and

        (b)  which is (in relation to any fixing date for euros), a TARGET day;

        "Commitment" means in relation to a Lender, the principal amount set opposite its name in Column 2 of Schedule 1 (Lenders and Commitments) as reduced or cancelled from time to time in accordance with this Agreement (subject to any transfer effected in accordance with Clause 20.2 (Assignments and transfers by Lenders));

        "Confidentiality Undertaking" means a confidentiality undertaking substantially in the form recommended by the LMA from time to time or in any other form agreed between the Company and the Agent.

        "Consolidated Revolving Facility Agreement" means the consolidated revolving facility agreement dated 3rd July, 1998 (as amended or restated from time to time) between the Company and the other borrowers, the guarantors, the facility agent, the lenders and the arrangers (in each case as named therein);

        "dollars" and "$" mean the lawful currency of the United States of America;

        "Dollar Amount" means:

        (a) in relation to any Advance or other amount denominated in dollars, its principal amount; or

        (b) in relation to any Advance in an Alternative Currency, the Dollar Equivalent of the principal amount of such Advance determined on the date on which a Request is received by the Facility Agent;

        "Dollar Equivalent" means in relation to any amount denominated in any currency other than dollars, the equivalent thereof in dollars as determined by the Facility Agent on the basis of the Agent's Spot Rate of Exchange on the date of determination;

        "Drawing Date" means a Business Day upon which any Advance is to be made available;

        "Earn-out Payment" means any payment made or to be made to a former shareholder in a Subsidiary pursuant to arrangements made in connection with the acquisition of such Subsidiary by any member of the Group and related to the performance of that Subsidiary, including any payment in respect of loan notes issued to such former shareholder in connection with the said acquisition but excluding payments under Employee Incentive Plans;

        "Eligible Company" means any of the Borrowers and any other Subsidiary;

        "Employee Incentive Plan" means any arrangement entered into by any member of the Group (other than Earn-out Payments) for the payment for services, acquisition or purchase of shares, warrants or other equity linked instruments of any kind (or options for any of the foregoing) or similar arrangements with any person (or any entity on behalf of or ultimately for the benefit of that person) primarily for the purpose of incentivising or compensating that person for services to any member of the Group in the nature of services of employment;

        "EURIBOR" means in relation to any Advance in euros:

        (a)   the applicable Screen Rate; or

        (b) if the Screen Rate is not available for the relevant period, the arithmetic mean of the rates (rounded upwards to five decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market, at or about 11.00 a.m. Brussels time on the Rate Fixing Day for the offering deposits in euros for a period comparable to the relevant Interest Period.

        "euro" and "EUR" mean the single currency of the Participating Member States;

        "Event of Default" means any of the events mentioned in Clause 14.1 (Events);

        "Exceptional Items" has the meaning given to it in the Applicable Accounting Principles but shall exclude any items falling within the definition of Extraordinary Items;

        "Existing Facility" means the facility made available pursuant to the Consolidated Revolving Facility Agreement.

        "Existing Facility Outstandings" means the aggregate amount of all advances (calculated in US$ in accordance with the terms of the Consolidated Revolving Facility Agreement) for the time being outstanding under the Existing Facility.

        "Extraordinary Items" has the meaning given to it in the Applicable Accounting Principles;

        "Facility" means the multicurrency facility, the terms and conditions of which are set out in this Agreement;

        "Facility Agent" means Citibank International plc or any successor as facility agent of the Lenders under the Financing Documents;

        "Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

        "Final Drawing Date" means the date falling seven days prior to the Final Maturity Date;

        "Final Maturity Date" means the date falling 5 years from the date of this Agreement;

        "Financing Documents" means this Agreement, the Accession Notices, and any other document designated as such by the Facility Agent and the Obligors' Agent in writing;

        "Group" means the Company and the Subsidiaries;

        "Guaranteed Amounts" means any and all amounts whatsoever (including, without limitation, interest after the filing of a petition initiating a proceeding referred to in sub-clause 14.1.6 of Clause 14.1 (Events), whether or not such interest constitutes an allowed claim for the purposes of such proceeding) which are to be paid by the Obligors (or any of them) other than the Company to the Facility Agent or the Lenders (or any of them) under the Financing Documents;

        "Guarantor" means the Company and any other member of the Group which becomes a Guarantor in accordance with Clause 11.16 (Guarantees);

        "Holding Company" means in relation to a person, an entity of which that person is a Subsidiary;

        "Interest Payment Date" means for any Advance, the last day of an Interest Period and for any Interest Period longer than six months the date falling six months after the first day of such Interest Period and the last day of such Interest Period;

        "Interest Period" means for any Advance, the period determined in accordance with sub-clause 5.1.5 of Clause 5.1 (Advances);

        "Lenders" means the banks and financial institutions listed in Schedule 1 (Lenders and Commitments) and their respective successors, transferees and assigns as such;

        "LIBOR" means:

        (a)   the applicable Screen Rate; or

        (b) if no Screen Rate is available for the relevant currency and period, the arithmetic mean (rounded upwards to five decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London Interbank Market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Advance for a period comparable to the relevant Interest Period.

        "Loan" means the aggregate of Advances outstanding under this Agreement;

        "(pound)", "pounds" and "sterling" mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland;

        "Majority Lenders" means at any time, Lenders whose Commitments represent more than 66-2/3% in aggregate of the Total Commitments;

        "Mandatory Cost" means:

        (a) the cash ratio and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, as determined in accordance with
              Schedule 2 (Calculation of the Mandatory Cost);

        (b) in relation to an Advance denominated in dollars to a US Subsidiary made available by a US incorporated bank or a US branch of a non-US incorporated bank, the cost (if any) certified by that Lender as being the cost to it of complying with Regulation D of the Board of Governors of the Federal Reserve System of the United States of America attributable to such Advance; and

        (c) in relation to any Advance, the cost (if any) certified by any relevant Lender as being the cost to it of complying with any applicable regulatory or central bank requirement relating to Advances in that currency made through a branch in the jurisdiction of the relevant currency (including, for the avoidance of doubt, any reserve asset requirements of the European Central Bank);

        "Margin" has the meaning given thereto in Clause 7.1 (Margin, Commitment and Utilisation Fees);

        "Material Subsidiary" means at any time, a Subsidiary whose revenues or operating profits are at least 5% of the aggregate of the total consolidated revenues or, as the case may be, total consolidated operating profits of all members of the Group. For this purpose:

     (a) in the case of a company which itself has subsidiaries, the calculation shall be made by using the consolidated revenues or, as the case may be, consolidated operating profits of it and its subsidiaries;

     (b) the calculation of consolidated revenues or, as the case may be, consolidated operating profits shall be made by reference to:

           (i) the accounts of the relevant Subsidiary (consolidated where necessary) used for the purpose of the most recent audited consolidated accounts of the Company; and

           (ii) the accounts of each member of the Group used for the purpose of those audited consolidated accounts of the Company;

     "Media Guarantee" means a guarantee issued or to be issued in favour of the Independent Television Association and/or Channel Four Television Corporation;

     "Notice of Proposed Substitution" means in respect of a proposed substitute Borrower, the notice delivered by the Obligors' Agent to the Facility Agent in the form set out in Schedule 6 (Notice of Proposed Substitution);

     "Novation Agreement" means in respect of a proposed substitute Borrower, a novation agreement substantially in the form set out in Schedule 7 (Form of Novation Agreement) duly executed or to be executed by the parties thereto;

     "Obligors" means the Guarantors and the Borrowers.

     "Obligors' Agent" means the Company as agent for the Borrowers and the Guarantor and each of them in accordance with Clause 3.5 (Obligors' Agent);

     "Outstandings" means the aggregate of the Dollar Amounts of all Advances for the time being outstanding under the Facility;

     "Participating Member State" means a member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Economic and Monetary Union;

     "Party" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees;

     "Potential Event of Default" means any event which with the giving of notice, expiry of any grace period or satisfaction of any other condition specified in Clause 14.1 (Events) would constitute an Event of Default;

     "Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an Advance and which is:

     (a) a bank for the purposes of Section 349(3) of the Taxes Act at the date of any Advance which (with respect to interest payable under this Agreement) is within the charge to United Kingdom corporation tax as respects such interest at the time such interest paid; or

     (b)    a Treaty Lender;

     "Rate Fixing Day" means:

     (a) the second Business Day before the first day of an Interest Period for an Advance; or

     (b) in the case of an Advance in euros only, the second TARGET day before the first day of an Interest Period for that Advance; or

     (c) in the case of an Advance in Sterling only, the first day of the Interest Period for that Advance; or

     such other day on which it is market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the Interest Period of an Advance, as determined by the Facility Agent.

     "Ratio Certificate" means the certificate referred to in sub-clause 11.5.2 of Clause 11.5 (Compliance certificates);

     "Reference Banks" means, the principal London office of each of Barclays Bank PLC, BNP Paribas and Citibank N.A. and any replacement Lender nominated under Clause 7.6 (New Reference Bank);

     "Relevant Interbank Market" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market;

     "Request" means a notice of drawing substantially in the form set out in
     Schedule 3 (Request in respect of Advances) duly completed and signed by the Obligors' Agent;

     "Security Interest" means any mortgage, charge, pledge, lien or other security interest;

     "Screen Rate" means:

     (a) in relation to LIBOR, the average British Bankers Association Interest Settlement Rate for the relevant currency and period; and

     (b) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

     displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or the services ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors' Agent and the Lenders;

     "Sharing Lender" has the meaning given thereto in sub-clause 19.2.7 of Clause 19.2 (Pro Rata Sharing);

     "Signing Date" means the date of this Agreement;

        "Subsidiary" means a subsidiary for the time being of the Company and "Subsidiaries" shall refer to all such subsidiaries;

        "TARGET Day" means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for settlement of payments in euro;

        "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

        "Taxes Act" means the Income and Corporation Taxes Act 1988;

        "Total Commitments" means the aggregate amount for the time being of all the Commitments in respect of all the Lenders;

        "Total Outstandings" means the aggregate amount from time to time of all Outstandings in respect of all the Lenders;

        "Transfer Certificate" means a certificate substantially in the form of
        Schedule 8 (Form of Transfer Certificate) delivered by a Lender to the Facility Agent pursuant to Clause 20.6 (Procedure for Transfer);

        "Transfer Date" means, in relation to a transfer, the later of:

        (a)   the proposed Transfer Date specified in the Transfer Certificate;
              and

        (b) the date on which the Facility Agent executes the Transfer Certificate.

        "Treaty Lender" means a Lender which is:

        (a) treated as a resident of a Treaty State for the purposes of the Treaty; and

        (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Advance is effectively connected.

        "Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

        "U.S. Borrower" and "U.S. Subsidiary" mean a Borrower or Subsidiary, as the case may be, incorporated under the laws of any State in the United States of America; and

        "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2     Financial Definitions
        In this Agreement the following expressions have the following meanings:

        "Borrowings" means:

        (a) moneys borrowed or raised (including, without limitation, amounts advanced under the Accounts Receivable Facility and any accounts receivable facility entered into on or after the 3rd July, 1998);

        (b) any liability under any bond, bill discounting facility, debenture, note or other similar debt security or under acceptance credit or note purchase facilities, letter of credit, subordinated debt or any amount raised pursuant to an issue of shares which are expressed to be redeemable (in cash or in instruments which would themselves constitute Borrowings) on or prior to the Final Maturity Date;

        (c) any liability in respect of the acquisition cost of assets or services to the extent payable more than 120 days before or after the time of acquisition or possession thereof by the party liable but excluding any bona fide performance related cash consideration payable under Employee Incentive Plans or for an acquisition calculated by reference to future profits in accordance with the current practice of the Group as at the 3rd July, 1998;

        (d) the capital element of rentals payable under finance leases (required to be disclosed in accordance with S.S.A.P. 21) entered into primarily as a method of raising finance or financing the acquisition cost of the asset in question; and

        (e) any guarantee or other assurance against financial loss in respect of any indebtedness of the type specified in Clauses 1.2(a) to (d) of this Clause 1.2 (including any obligation to counter-indemnify any person in respect of the provision of any such guarantee (but only to the extent that Borrowings supported thereby are outstanding) or of any Media Guarantee);

              but:

              (i) indebtedness owing or shares issued by one member of the Group to another member of the Group shall not be taken into account as Borrowings;

              (ii) interest (other than interest which is capitalised and which itself bears interest), acceptance commission and finance charges shall be excluded;

              (iii)   Trade Debt and Back to Back Loans shall be excluded;

              (iv) no indebtedness shall be taken into account more than once (so that, for example, a guarantee shall be excluded to the extent that the indebtedness guaranteed thereby is taken into account); and

              (v) the obligations of any member of the Group in respect of any Media Guarantee shall not be taken into account unless such Media Guarantee has been called upon in any way;

        "Consolidated EBITDA" means in respect of any financial period the Relevant Operating Profit of the Group for such financial period:

        (a) before deducting all depreciation and other amortisation and write-downs, including but not limited to, goodwill amortisation and brand write-downs;

        (b) before taking into account all Extraordinary Items and Exceptional Items (in each case whether positive or negative);

        (c) after deducting any gain over, and adding back any losses under, book value (including related goodwill) arising on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during such period and any gain or loss arising on revaluation of any asset during such period, in each case to the extent that it would otherwise be taken into account, whether as an Exceptional Item or otherwise;

        and for the purposes of the foregoing no item shall be effectively deducted or credited more than once in this calculation, all as determined on a consolidated basis by reference to the most recent financial statements and certificates delivered pursuant to Clause 11.5 (Compliance Certificates);

        "financial period" shall refer to each period of 12 months ending on 30th June and 31st December in each year;

        "Interest Cover Ratio" for any financial period in respect of the Group means the ratio of (a) Consolidated EBITDA to (b) Interest Expense less Interest Receivable;

        "Interest Expense" means, in respect of any financial period, (a) the amount of interest (or equivalent consideration) accrued (on a consolidated basis) for or by way of interest or equivalent consideration on the Advances and other Borrowings of the Group as a whole including any interest or similar consideration paid or accrued or discounts given in respect of the sale or financing of Group accounts receivables and the amount of payments made under interest rate swap and cap agreements and similar interest rate hedging arrangements made by the Group as a whole and commissions payable in respect of Media Guarantees (but excluding commitment fees, management fees, banking arrangement fees, agent's administration and participation fees (including those payable hereunder)) determined in accordance with accounting principles generally accepted under United Kingdom accounting standards, consistently applied less (b) the amount of payments from counterparties under interest rate swap and cap agreements and similar interest rate hedging arrangements receivable or received by the Group in respect of that period;

        "Interest Receivable" means, in respect of any financial period, interest income accrued during that period on financial deposits and similar assets of the Group on a consolidated basis;

        "Relevant Operating Profit" means, in respect of any financial period, the consolidated operating profits of the Group, as disclosed in or derived from the published or announced financial results of the Group;

        "Trade Debt" means:

        (a) obligations of any member of the Group to pay the purchase price of assets or services purchased by any member of the Group in the ordinary course of business including, without limitation, indebtedness incurred by any member of the Group in respect of any documentary letter of credit, bill of exchange or promissory note issued in respect of any such purchase;

        (b) indebtedness incurred by any member of the Group in respect of any bill of exchange or promissory note drawn on or by, or accepted, issued or endorsed by, any member of the Group in the ordinary course of business, including, without limitation, indebtedness in respect of any moneys raised by way of sale, discounting or otherwise in respect of any such bill or note; and

        (c) indebtedness incurred by any member of the Group in respect of any guarantee, indemnity, counter-indemnity or other assurance against financial loss or indebtedness of the type specified in paragraph (a) or (b) above, except to the extent that any indebtedness falling within paragraphs (a) to (c) above is treated as borrowings under accounting principles generally accepted under United Kingdom accounting standards, consistently applied.

1.3     Construction
        1.3.1 Except where the context otherwise requires, any reference in this Agreement to:

               any of the Financing Documents (including this Agreement) is to such Financing Document as it may be altered, amended, supplemented or novated from time to time;

               an "agreement" also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

               the "assets" of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues);

               a "month" is to a calendar month;

               "subsidiary" has the meaning ascribed thereto by section 736 Companies Act 1985 as amended, modified, replaced or re-enacted from time to time;

               words and expressions (including defined words and expressions) importing the singular include the plural and vice versa, those importing the masculine gender include the feminine and vice versa, and references to persons include references to companies and corporations and vice versa; and

               a "time" is to London time.

        1.3.2 Headings, sub-headings and the table of contents are for ease of reference only.

        1.3.3 Nothing in the Contracts (Rights of Third Parties) Act 1999 and this Agreement confers or purports to confer on any third party any benefit or any right to enforce any term of this Agreement.

2.      AMOUNT AND PURPOSE OF THE FACILITY

2.1     Amount
        The maximum aggregate amount for which the Facility is available is $750,000,000.

2.2     Purpose
        The Facility shall be used:

        2.2.1   to repay the Existing Facility; and

        2.2.2   for general corporate purposes.

3.      SYNDICATE AND BORROWERS AND GUARANTORS

3.1     Participation
        Subject to the provisions of this Agreement, each Lender shall participate in any utilisation of the Facility in the proportion which its Commitment bears to the Total Commitments up to an aggregate principal Dollar Amount outstanding at any time not exceeding its Commitment.

3.2     Obligations Several
        3.2.1 The rights and obligations of each of the Lenders under the Financing Documents are several. Failure of a Lender to perform its obligations under the Financing Documents shall neither:

                (a) result in the Facility Agent or any other Lender incurring any liability whatsoever; nor

                (b) relieve the Facility Agent, any Borrower, any Guarantor or any other Lender from their respective obligations under the Financing Documents.

        3.2.2 The aggregate of the amounts due to each Lender under the Financing Documents at any time is a separate and independent debt and, save as otherwise provided in this Agreement and in particular subject to the provisions of Clause 14 (Default), each Lender shall have the right to protect and enforce its rights under the Financing Documents and it shall not be necessary (except as otherwise provided in the Financing Documents) for any other Lender or the Facility Agent to be joined as an additional party in any proceedings to this end.

3.3     Rights of Borrowers
        No part of the Facility is reserved for any individual Borrower.

3.4     Liability of Borrowers
        The obligations of each Borrower hereunder are separate and distinct and notwithstanding anything hereinafter contained no Borrower shall be liable for the obligations of any other Borrower hereunder or for the obligations of the Obligors' Agent hereunder save that (a) this Clause
        3.4 shall not affect the obligations of any Guarantor and (b) the obligations of the Borrowers pursuant to Clauses 15 (Indemnity) and 18 (Fees and Expenses) shall be joint and several.

3.5     Obligors' Agent
        Each Obligor irrevocably authorises and instructs the Obligors' Agent separately to give and receive as agent on its behalf all notices and to take such other action (including, without limitation, the giving of consents, the signing of certificates or the acceptance of any proposal) as may be necessary or desirable under or in connection with the Financing Documents and confirms that it will be bound by any action taken by the Obligors' Agent under or in connection with the Financing Documents.

3.6     Actions of Obligors' Agent
        The respective liabilities of each of the Obligors under the Financing Documents shall not be in any way affected by (a) any irregularity in any act done by or any failure to act by the Obligors' Agent or (b) the Obligors' Agent acting in any respect outside any authority conferred upon it by any Borrower or the Guarantor or (c) the failure by or inability of the Obligors' Agent to inform any Obligor of receipt by it of any notification hereunder or under any of the other Financing Documents.

3.7     Accession of Additional Borrowers
        The Obligors' Agent may from time to time deliver to the Facility Agent an Accession Notice in the form of Schedule 5 (Form of Accession Notice) duly completed and executed by the Obligors' Agent and a proposed additional Borrower (which must be a Subsidiary). Upon, but not before, the Facility Agent notifying the Lenders of receipt of the Accession Notice and the documents specified in Clause 4.2 (Conditions for Additional and Substitute Borrowers) in form and substance satisfactory to the Facility Agent (acting reasonably), the proposed additional Borrower shall become an additional Borrower.

3.8     Removal of Borrowers
        Any Borrower (other than the Company), in respect of which no Advance is outstanding hereunder (including any other amounts outstanding in relation thereto) in respect of the Facility may at the request of the Obligors' Agent cease to be a Borrower hereunder in respect of the Facility by entry into a supplemental agreement to this Agreement in such form as the Facility Agent and the Obligors' Agent shall reasonably require which shall discharge the Borrower's obligations hereunder.

3.9     Substitution of Borrowers
        Any Borrower (the "Existing Borrower") may be released from its obligations under this Agreement in relation to the Facility provided that another Eligible Company (the "Substitute Borrower") assumes the obligations in respect thereof of the Existing Borrower and provided further that:

        3.9.1 any such substitution shall take effect on and from the later of the day upon which the Facility Agent notifies the Obligors' Agent in writing that it is satisfied with the compliance with the matters set out in sub-clauses 3.9.3 and
                 3.9.4 of this Clause 3.9 and the date for substitution specified in the relevant Notice of Proposed Substitution;

         3.9.2 a Notice of Proposed Substitution, substantially in the form of Schedule 6 (Notice of Proposed Substitution) has been delivered by the Obligors' Agent to the Facility Agent not less than 14 days prior to the proposed substitution;

         3.9.3 the Substitute Borrower enters into a Novation Agreement with the Existing Borrower, the Obligors' Agent and the Facility Agent on behalf of the Lenders in the form of Schedule 7 (Form of Novation Agreement) together with such amendments as the Facility Agent may reasonably require; and

         3.9.4 the documents referred to in Clause 4.2 (Conditions for Additional and Substitute Borrowers) shall have been provided to the Facility Agent.

4.       CONDITIONS PRECEDENT

4.1      Conditions to the Facility
         The obligations of each Lender under this Agreement are subject to the Facility Agent having received the following in each case in form and content satisfactory to it (acting reasonably), that is to say:

         4.1.1 a certificate in respect of each Borrower signed by an officer of the Borrower substantially in the form set out in Schedule 4 (Certificate) and the documents therein referred to;

         4.1.2 a certificate of a director of the Company confirming that utilisation in full of the Facility in accordance with its terms would not cause any borrowing and/or guarantee limit on any Obligor to be exceeded;

         4.1.3 evidence that the undrawn amount under the Existing Facility as at the date of this Agreement has been or will be cancelled in full on or before the date on which the first Advance is made under this Agreement.

         4.1.4 a copy of the latest audited consolidated financial statements of the Company and, if required to be produced by the relevant statutory authority, the latest audited financial statements for each Borrower;

         4.1.5    an opinion of Davis & Gilbert LLP lawyers in the USA; and

         4.1.6    an opinion of Clifford Chance, English Counsel to the Lenders.

4.2      Conditions for Additional and Substitute Borrowers
         A proposed additional or substitute Borrower shall deliver to the Facility Agent the following documents in each case in form and content satisfactory to the Facility Agent (acting reasonably), that is to say:

         4.2.1 a certificate signed by the secretary of the Borrower substantially in the form set out in Schedule 4 (Certificate) and the documents therein referred to;

         4.2.2 a certificate of a director of the Company confirming that utilisation in full of the Facility in accordance with its terms would not cause any borrowing limit on any Borrower to be exceeded; and

         4.2.3 an opinion of an independent firm of lawyers in the country of incorporation of the Borrower.

4.3      Conditions to Each Utilisation
         Each utilisation, in whatever form, of the Facility (other than any utilisation which, taken together with any repayment on the date of such utilisation of amounts outstanding under the Facility in the same currency, will not result in any increase in the amount outstanding thereunder (a "roll-over utilisation")) is subject to the further conditions precedent that both on the date of the relevant Request and on the relevant Drawing Date or date of utilisation:

         4.3.1 no Event of Default or Potential Event of Default has occurred and is continuing or would occur as a result of making the Advance available or permitting the utilisation; and

         4.3.2 each of the warranties deemed to be repeated in Clause 10 (Representations and Warranties) remains accurate in all material respects at the Drawing Date or the date of the relevant utilisation as if given on that date by reference to the facts and circumstances then existing.

         Each roll-over utilisation is subject to the further condition precedent that both on the date of the relevant Request and on the date of such roll-over utilisation no Event of Default has occurred or is continuing or would occur as a result of making the Advance available or permitting the utilisation.

5.       UTILISATION OF FACILITY

5.1      Advances
         Subject to the terms of this Agreement, any Borrower may on Business Days during the Availability Period draw an Advance under the Facility by the Obligors' Agent delivering to the Facility Agent no later than 3 pm on the third Business Day prior to the proposed Drawing Date for an Advance in dollars or in an Alternative Currency (other than sterling), and no later than 3 pm on the Business Day prior to the proposed Drawing Date for an Advance to be in sterling a duly completed Request in the form set out in Schedule 3 (Request in Respect of Advances), specifying in respect of the proposed Advance:

         5.1.1    the Borrower;

         5.1.2 the proposed Drawing Date, which shall be a Business Day falling on or prior to the Final Drawing Date;

         5.1.3 the currency of the Advance (each Request request one currency only);

         5.1.4 the amount of the Advance which shall be a Dollar Amount of not less than $5,000,000 (or, if in sterling, (pound)2,000,000) or such other multiple in the currency concerned as the Facility Agent and the Obligors' Agent may agree and which shall not in any event at the time immediately preceding the Advance exceed (a) the Total Commitments less
                  (b) the aggregate of the Total Outstandings and the Existing Facility Outstandings; and

         5.1.5 the Interest Period which in respect of Advances under the Facility from time to time having an aggregate principal amount which does not for the time being exceed $250,000,000, may be for a period of between seven and thirty days and otherwise for a period of one, two, three or six months or such other period as has been agreed by the Obligors' Agent with, in respect of periods not exceeding twelve months, the Facility Agent (acting on the instructions of the Majority Lenders) and in respect of periods of twelve months or more, the Facility Agent (acting on the instructions of all the Lenders).

   5.2   Irrevocability
         A Request shall be irrevocable and, subject to the terms of this Agreement, the Borrower named therein shall draw the Advance on the Drawing Date specified in the Request.

   5.3   Notice to Lenders
         When the Facility Agent actually receives a Request pursuant to Clause
         5.1 (Advances) it shall promptly (and in any event by no later than 9.30am on the Business Day following the date of such Request) notify each of the Lenders of the amount of the proposed Advance and the proposed Drawing Date and that Lender shall, subject to the provisions of this Agreement, make available to the Facility Agent on the Drawing Date its participation in that Advance.

   5.4   Number of Advances
         No more than 15 Advances may be outstanding at any one time.

   6.    ALTERNATIVE CURRENCIES FOR FACILITY

   6.1   Alternative Currencies

         6.1.1 If, before 10.30am two Business Days prior to the Drawing Date relative to an Advance which it is proposed be denominated in an Alternative Currency (other than sterling), the Facility Agent receives notice from a Lender that:

                  (a) it is impracticable for the Lender to fund its participation in the Advance in the proposed Alternative Currency in the ordinary course of business in the London Interbank Market (or the European Interbank Market in relation to Advances in euro); or

                  (b) the central bank or other governmental authorisation in the country of the proposed Alternative Currency is required to permit its use by the Lender (through the office through which it participates in the Facility) for lending under this Agreement and the authorisation has not been obtained or is not in full force and effect; or

                  (c) the use of the proposed Alternative Currency is restricted or prohibited by any request, directive, regulation or guideline of any governmental body, agency, department or regulatory or other authority (whether or not having the force of law) in accordance with which the Lender is accustomed to act, the Facility Agent shall give notice to the Obligors' Agent to that effect before 11.30am on that day.

         6.1.2 If the Facility Agent delivers notice under sub-clause 6.1.1 of this Clause 6.1:

                  (a) the Lender's participation in the Advance shall be denominated in dollars; and

                  (b) the relevant Borrower shall indemnify each Lender against any loss and expense which such Lender may have reasonably incurred as a consequence of the operation of this Clause.

   6.2   Notification
         The Facility Agent shall promptly notify the Obligors' Agent and the Lenders of the Agent's Spot Rate of Exchange and relevant Dollar Amount at the same time as it notifies the Lenders of the details of any Request.

   6.3   Availability of Alternative Currencies
         If the Obligors' Agent delivers to the Facility Agent a Request specifying that a Borrower wishes an Advance to be denominated in an Alternative Currency and to give effect to such request would cause the Loan to be denominated in more than four Alternative Currencies, then the Facility Agent will promptly notify the Obligors' Agent and the Lenders shall not be obliged to make any such Advance.

   7.    INTEREST AND FEES

   7.1   Margin, Commitment and Utilisation Fees

         7.1.1 The Margin for any Interest Period shall be 0.40% per annum.

         7.1.2   The Company shall pay a utilisation fee (the "Utilisation
                 Fee") of: i) 0.05% per annum on the Dollar Amount of the Total Outstandings for any day on which the Dollar Amount of the Total Outstandings exceeds 33-1/3% of the Total Commitments but is less than or equal to 66-2/3% of the Total Commitments and
                 ii) 0.075% per annum on the Dollar Amount of the Total Outstandings for any day on which the Dollar Amount of the Total Outstandings exceeds 66-2/3% of the Total Commitments. Such fee shall be payable on the day which is 3 months after the date of this Agreement and on each day falling at 3 monthly intervals thereafter (the "Payment Dates") and shall be payable in respect of each day on which such an excess occurs during the 3 month period preceding each payment date.

         7.1.3 The amount of the relevant Utilisation Fee shall be notified to the Borrowers by the Facility Agent and following such notification shall be paid to the Facility Agent for the account of the Lenders pro rata to the proportion which their respective Commitments bear to the Total Commitments.

         7.1.4 The Borrowers shall pay a commitment fee in dollars calculated from day to day on the daily amount by which the Total Commitments exceed the aggregate of the Total Outstandings and the Existing Facility Outstandings (such fee to be calculated on the basis of actual days elapsed from the Signing Date and a 360 day year at the rate of 0.175% per annum).

         7.1.5 The commitment fee shall be paid to the Facility Agent for the account of the Lenders pro rata to the proportion which their respective Commitments bear to the Total Commitments under the Facility.

         7.1.6 The commitment fee shall be paid on the day which falls three months after the date of this Agreement and on each date falling at three monthly intervals thereafter and on the Final Drawing Date (or any earlier date on which the relevant Commitments of the Lenders are permanently reduced to zero).

   7.2   Interest Periods
         7.2.1 The Interest Period for each Advance shall commence on the date of that Advance.

         7.2.2 An Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day save that an Interest Period which commences on the last Business Day in a calendar month, or if there is no corresponding day in the calendar month in which it is to end, shall end on the last Business Day in a calendar month.

         7.2.3 No Advance shall have an Interest Period ending after the Final Maturity Date.

         7.2.4 The Obligors' Agent and the Facility Agent may enter into such other arrangements as they may agree for the consolidation or splitting of Advances and Interest Periods.

   7.3   Rate of Interest for Facility
         The rate of interest payable on an Advance under the Facility for each Interest Period shall be the rate per annum determined by the Facility Agent to be the aggregate of:

         7.3.1    the Margin;

         7.3.2    LIBOR or, in the case of an Advance in euros, EURIBOR; and

         7.3.3    the Mandatory Cost (if any).

   7.4   Payment of Interest on Advances
         Interest shall be calculated on the basis of actual days elapsed (not counting within an Interest Period the last day of that Interest Period) and a year of 360 days (or in the case of sterling, Hong Kong Dollars, Belgian Francs and Singapore Dollars, 365 days or such other period applied generally in the relevant market to such calculations for the relevant currency) and shall be paid on each Advance by the relevant Borrower to the Facility Agent for the account of the Lenders in arrears on the Interest Payment Date in the currency applicable to that Advance.

   7.5   Facility Agent's Certificate
         In respect of any Advance the Facility Agent shall notify the Obligors' Agent and the Lenders of the rate of interest as soon as it is determined under this Agreement. The certificate of the Facility Agent as to a rate of interest shall, in the absence of manifest error, be conclusive.

   7.6   New Reference Bank
         In respect of any Advance if any Reference Bank ceases to be a Lender:

         7.6.1    it shall cease to be a Reference Bank; and

         7.6.2 the Facility Agent shall, with the approval (which shall not be unreasonably withheld) of the Obligors' Agent, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.

   8.    REDUCTION OF FACILITY AND REPAYMENT

   8.1   Reduction
         Subject to the provisions of this Agreement, the amount of each Advance shall be reduced to zero on the Final Maturity Date. The undrawn portion of the Total Commitments shall be cancelled on the Final Drawing Date.

   8.2   Repayment
         The relevant Borrower shall on the last day of the Interest Period relating to each Advance made to it repay that Advance to the Facility Agent for the account of the Lenders in accordance with Clause 13.1 (By Borrowers and the Guarantor). All Advances outstanding on the Final Maturity Date shall be repaid on that date and the Facility shall be cancelled on that date.

   9.    PREPAYMENT AND CANCELLATION

   9.1   Voluntary Prepayment
         9.1.1 Any Borrower may, without premium, prepay an Advance made to it in whole or in part (but, if in part, in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 or such other minimums and multiples in the currency concerned as the Facility Agent and Obligors' Agent may agree), provided that the Obligors' Agent has given the Facility Agent not less than ten days' prior notice stating the principal amount of the Advance to be prepaid.

         9.1.2 Any prepayment under this Clause 9.1 shall be made together with accrued interest and all other amounts due under this Agreement (including, without limitation, such amounts as may be due under Clauses 12.2 (Increased Costs), 13.3 (Withholdings) and/or 15.1 (General Indemnity)) in respect of the prepayment.

   9.2   Mandatory Prepayment
         If any person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) acquires control (as defined in
         Section 416 of the Income and Corporation Taxes Act 1988) of the
         Company:

         (i) the Company shall promptly notify the Facility Agent upon becoming aware of that event; and

         (ii) if the Majority Lenders so require, the Facility Agent shall (and in circumstances where such acquisition of control takes place with the consent, and on the recommendation, of the Board of Directors of the Company, by not less than 90 days' notice to the Company) cancel the Facility and declare all outstanding Advances together with accrued interest, and all other amounts accrued under the Financing Documents immediately due and payable whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

   9.3   Cancellation of Facility
         The Obligors' Agent may, without premium, cancel the undrawn part of the Facility (in respect of which no Request has been served), in whole or in part (being in a minimum amount of $5,000,000 and an integral multiple of $1,000,000) at any time provided that it has given the Facility Agent not less than ten days prior written notice stating the principal amount to be cancelled. During such ten day period the Obligors' Agent may not draw or utilise all or any part of the amount the subject of such notice of cancellation. Any cancellation in part shall be applied against the relevant Commitment of each relevant Lender pro rata.

   9.4   Prepayment of Certain Lenders

         9.4.1    Without prejudice to the rights of the Borrowers under Clause
                  12.6 (Mitigation), if

                  (a) any Borrower becomes or will on or before the last day of the Interest Period relating to an Advance made to it become obliged to pay to any Lender additional amounts pursuant to Clause 12.2 (Increased Costs) or any amounts pursuant to Clause 12.5 (Market Disruption); and

                  (b) the Obligors' Agent gives to the Facility Agent and the relevant Lender not less than 10 days' notice of the date of prepayment,

                  the Borrowers may on the date of prepayment specified in that notice prepay all (but not part only) of that Lender's participation in all Advances outstanding.

         9.4.2 Any prepayment under this Clause 9.4 (Prepayment of Certain Lenders) shall be made together with accrued interest and all other amounts due to the relevant Lender under this Agreement (including, without limitation, such amounts as may be due under Clauses 12.2 (Increased Costs), Clause 13.3 (Withholdings) and/or 15.1 (General Indemnity)).

         9.4.3 If a Lender's participation in all Advances is prepaid under this Clause 9.4, that Lender's Commitment shall thereupon be cancelled.

   9.5   Irrevocability
         Any notice under Clause 9.1 (Voluntary Prepayment), 9.3 (Cancellation of Facility) or 9.4 (Prepayment of Certain Lenders) shall be irrevocable. The amount of any prepayment shall become due and payable on the applicable date. No amount cancelled under Clause 9.3 (Cancellation of Facility) or 9.4 (Prepayment of Certain Lenders) may subsequently be reinstated.

   9.6   Currency
         Repayment and prepayment shall each be made in the currency or currencies in which the amounts repaid or prepaid (as appropriate) are denominated on the day the repayment or prepayment (as appropriate) is due to be made.

   9.7   Redrawing
         Any Advance prepaid under sub-clause 9.1.1 of Clause 9.1 (Voluntary Prepayment) shall be available to be redrawn during the Availability Period.

   10.   REPRESENTATIONS AND WARRANTIES

   10.1  On signing
         Each Obligor acknowledges that each of the Lenders and the Facility Agent has entered into the Financing Documents in full reliance on representations by each Obligor in the following terms and each Obligor warrants to each of them in respect of itself, and the Company warrants to each of them in respect of itself and of each other Obligor that as of the Signing Date:

         10.1.1 Status: it is duly incorporated with limited liability and validly existing and, in the case of a U.S. Borrower in good standing, under the laws of its place of incorporation;

         10.1.2 Powers and authorisations: the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted, and sign and deliver, and perform the transactions contemplated in, the Financing Documents to which it is a party and the Financing Documents to which it is a party constitute valid and binding obligations of it enforceable in accordance with their terms subject to general equitable principles, insolvency, liquidation and other laws affecting creditors' rights generally;

         10.1.3 Non-Violation: neither the signing and delivery of the Financing Documents to which it is a party nor the performance of any of the transactions contemplated in any of them does or will contravene or constitute a default under, or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in, (a) any law by which it or any of its assets is bound or affected, (b) any document which contains or establishes its constitution, or (c) any agreement to which it is a party or by which any of its assets is bound which has had or would be reasonably likely to have, in any such case, a material adverse effect on its ability to observe and perform its obligations under the Financing Documents;

         10.1.4 Consents: no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or Tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity or enforceability of the liabilities and obligations of it or the rights of the Facility Agent and the Lenders (or any of them) under the Financing Documents;

         10.1.5 Deduction of Tax: it is not required under the law of its jurisdiction of incorporation (or, if different, the law of the jurisdiction in which that Obligor is resident for tax purposes) to make any deduction for or on account of Tax from any payment it may make under any Financing Document.

         10.1.6 No filing or stamp taxes: under the law of its jurisdiction of incorporation it is not necessary that the Financing Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Financing Documents or the transactions contemplated by the Financing Documents.

         10.1.7   No misleading information:

                  (a) Any factual information generated and provided by any Obligor to the Lenders in relation to this Agreement on or prior to the date of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

                  (b) No information has been withheld that results in any information provided to the Lenders in relation to this Agreement on or prior to the date of this Agreement being untrue or misleading in any material respect.

         10.1.8   No Default:

                  (a) no Event of Default has occurred which is continuing under this Agreement; and

                  (b) no event has occurred which constitutes a contravention of, or default in any material respect under, any agreement or instrument (other than the Financing Documents) by which it or any of its assets is bound or affected, being a contravention or default which has had or would be reasonably likely either to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or materially and adversely affects the ability of the Obligors as a whole to observe or perform their obligations under the Financing Documents;

         10.1.9 Litigation: no litigation, arbitration or administrative proceeding or claim in which there is a reasonable possibility of an adverse decision which has had or would be reasonably likely by itself or together with any other such proceedings or claims either (a) to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or (b) materially and adversely to affect the ability of the Obligors as a whole to observe or perform their obligations under any Financing Documents or (c) to impair the validity or enforceability of this Agreement or any other Financing Document, is presently in progress or pending or, to the knowledge of any Obligor, threatened against any member of the Group or any of their assets;

         10.1.10 Accounts: the audited consolidated financial statements (including the profit and loss, cash flow statement and balance sheet) of the Group for the year ended 31 December 2000 have been prepared on a basis consistently applied in accordance with generally accepted accounting principles and practices in England and Wales and give a true and fair view of the results of the operations of the Group for that year and the state of the affairs of the Group at that date:

                  since that date there has been no material adverse change in the consolidated financial condition of the Group as shown in such statements;

         10.1.11 Investment Company Act: none of the Obligors or their respective subsidiaries is an "investment company" or an "affiliated person" or, "promoter" or "principal underwriter" for an "investment company" within the meaning of the United States Investment Company Act of 1940, as amended; and

         10.1.12 Public Utility Holding Company Act: none of the Obligors is a holding company or a subsidiary company of a holding company or an affiliate of a holding company or of a subsidiary company of a holding company within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

   10.2  After Signing
         Each Obligor shall be deemed to represent and warrant in respect of itself, and the Company shall be deemed to warrant in respect of itself and each other Obligor, to the Facility Agent and the Lenders (and each of them) on the date of each Request every Drawing Date and on every other date upon which any utilisation of the Facility is made available, with reference to the facts and circumstances then subsisting, that each of the representations and warranties contained in sub-clauses 10.1.1, 10.1.2, 10.1.3, 10.1.8, 10.1.11 and 10.1.12 of
         Clause 10.1 (On Signing) remains correct.

   11.   UNDERTAKINGS

   11.1  Duration
         The undertakings in this Clause shall remain in force for so long as any amount is or may be outstanding under the Facility or any Commitment is in force.

   11.2  Information
         The Obligors will furnish or procure to be furnished to the Facility Agent, in sufficient copies for each of the Lenders:

         11.2.1 as soon as practicable (and in any event within 180 days after the close of each of the Company's financial years) the audited consolidated accounts of the Group for that year;

         11.2.2 as soon as practicable (and in any event within 90 days of the end of each half year of the Company's financial year) the published unaudited interim consolidated accounts of the Group;

         11.2.3 promptly, all notices, other documents or information despatched by the Company to its shareholders generally (or any class thereof) or its creditors generally (or any class thereof);

         11.2.4 promptly, such further information in the possession or control of any of the Obligors or of any of their respective Material Subsidiaries regarding the financial condition or operations of any of the Obligors or any of their respective Material Subsidiaries, as the Facility Agent may reasonably request; and

              11.2.5 details of any litigation, arbitration or administrative proceedings, which, if adversely determined, would be reasonably likely to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or materially and adversely to affect the ability of any Obligor to observe or perform its obligations under the Financing Documents and which affect any Obligor or the Group as a whole, as soon as the same are instituted, or, to the knowledge of any Obligor, are threatened.

              All accounts and statements required under this Clause shall be prepared in accordance with Applicable Accounting Principles consistently applied and shall give a true and fair view of the state of affairs of the Group and of the profit and cash flows of the Group and in the case of unaudited accounts and statements shall be prepared in a manner which is consistent with the audited consolidated accounts of the Group except to comply with changes in accounting practice or as noted therein.

         11.3 Financial Ratios
              11.3.1 The Company undertakes that it will procure that the Interest Cover Ratio for each financial period will equal or exceed 5.0 to 1.

              11.3.2 The Company undertakes that it will procure that, as at 30th June and 31st December in each year, the financial condition of the Group shall be such that the ratio of the Borrowings of the Group on a consolidated basis to Consolidated EBITDA shall not exceed 3.5 to 1.

         11.4 Notification of default
              The Obligors' Agent, and each Obligor will notify the Facility Agent in writing of any Event of Default or Potential Event of Default forthwith upon becoming aware thereof.

         11.5 Compliance certificates
              The Company will no later than the time of the delivery of the accounts specified in sub-clauses 11.2.1 and 11.2.2 of Clause 11.2 (Information) (and, in relation to a certificate dealing with the matters referred to in sub-clause 11.5.1 of this Clause 11.5, also promptly at the request of the Facility Agent from time to time) furnish the Facility Agent with:

              11.5.1 a certificate signed by any two of the Company Secretary, the Director of Group Treasury (or equivalent from time to time) and the executive directors of the Company certifying on behalf of the Company without personal liability that no Event of Default or Potential Event of Default has occurred and is continuing or, if the same has occurred, specifying the Event of Default or Potential Event of Default and the steps being taken to remedy the same; and

              11.5.2 a certificate (a "Ratio Certificate") signed by either of the Group Finance Director and the Chief Executive of the Company certifying without personal liability, as at the end of the period to which the relevant accounts relate, compliance with the covenants in Clause 11.3 (Financial Ratios) or, if such covenants have not been met, specifying the same and, in each case, setting out in reasonable detail the relevant computations.

        11.6  Consents
              Each Obligor will use its best endeavours to obtain and promptly renew from time to time, and will promptly furnish certified copies to the Facility Agent of, all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under the Financing Documents or required for the validity or enforceability of the Financing Documents and each Obligor shall comply with the terms of the same.

        11.7  Compliance with laws
              Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Financing Documents.

        11.8  Pari passu ranking
              Each Obligor undertakes that, subject as set out herein, its obligations under the Financing Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations other than obligations in respect of national, provincial and local taxes and employees' remuneration and taxes and for certain other statutory exceptions.

        11.9  Negative pledge
              The Company undertakes that with effect from drawdown of the Facility each Obligor will not create, suffer or permit to subsist (and will procure that none of its Subsidiaries will create, suffer or permit to subsist) any Security Interest on the whole or any part of its respective present or future assets except for the following:

              11.9.1 Security Interests created with the prior written consent of the Majority Lenders;

              11.9.2 Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;

              11.9.3 any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of any Obligor after the Signing Date and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary) provided that the principal amount of any borrowing which may be so secured shall not be increased beyond the amount outstanding or committed at the date it becomes a Subsidiary but shall be reduced in accordance with its terms and provided further that in the case of a fluctuating amount for banking type accommodation the foregoing shall not prevent fluctuation within the overall limit that existed at that date and provided that the amount secured under any such Security Interest shall not be increased beyond the amount secured at the date the company becomes a Subsidiary;

              11.9.4 those Security Interests existing at the Signing Date over the assets and/or revenues of a Subsidiary (whether or not it an Obligor), provided that the principal amount of any borrowing which may be so secured shall not be increased beyond the amount outstanding or committed at the Signing Date but shall be reduced in accordance with its terms and provided further that in the case of a fluctuating amount for banking type accommodation the foregoing shall not prevent fluctuation within the overall limit that existed at the Signing Date;

             11.9.5 Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Borrowings), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Borrowings) incurred in the ordinary course of business provided that the aggregate amount secured under such Security Interests shall not, at any time, exceed $30,000,000 save that such aggregate amount may be exceeded with the prior written consent of the Majority Lenders;

             11.9.6 Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

             11.9.7 Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts), provided that any such Security Interest shall not apply to any other property of the purchaser thereof and provided further that the aggregate amount of all liabilities secured by Security Interests permitted by this sub-clause 11.9.7 shall not, at any time, exceed $40,000,000;

             11.9.8 any Security Interest arising out of title retention provisions in a supplier's conditions of supply of goods or services acquired by a member of the Group in the ordinary course of its business;

             11.9.9 any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;

             11.9.10 any Security Interest securing indebtedness re-financing indebtedness secured by Security Interests permitted by sub-clauses 11.9.3, 11.9.4 or 11.9.7 of this Clause 11.9 or this sub-clause 11.9.10 provided that (except to the extent otherwise permitted by sub-clause 11.9.1 of this Clause 11.9) the maximum principal amount of the indebtedness secured by such Security Interests is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the re-financed indebtedness;

             11.9.11 any Security Interest created by a member of the Group which is not an Obligor securing banking facilities over accounts receivable (or book debts) outside the U.K. or the U.S.A.;

        11.9.12 any other Security Interest created or outstanding on or over any assets of any member of the Group provided that the aggregate outstanding amount secured by all Security Interests created or outstanding under this exception in this sub-clause
                  11.9.12 shall not at any time exceed $60,000,000 or its equivalent and further provided that no single such Security Interest under this sub-clause 11.9.12 shall secure an aggregate principal amount exceeding $15,000,000 or its equivalent; and

        11.9.13 any Security Interest arising out of any of the Accounts Receivable Facilities or Back to Back Loans.

11.10   Disposals
        No Obligor will, without the prior written consent of the Majority Lenders (which may be given subject to conditions), and each Obligor will procure that none of its Subsidiaries will sell, transfer, lease or otherwise dispose of all or any substantial part of their respective assets except on an arm's length basis and for a fair market value or to another member of the Group.

11.11   Change of business
        Except with the prior written consent of the Majority Lenders, no Obligor will, and each Obligor will procure that none of its Material Subsidiaries will, make any change in its business as presently conducted, or carry on any other business other than its business as presently conducted or business consisting of allied or related activities, provided that this prohibition shall not apply unless such change of business or other business alters the nature of the business of the Group as a whole.

11.12   Mergers
        No Obligor will without the prior written consent of the Majority Lenders enter into any merger or consolidation if the effect thereof would be to alter the legal personality or identity of such Obligor except that any Borrower or any Guarantor may merge or consolidate with or into any other Subsidiary which is in the same jurisdiction as the relevant Borrower or the relevant Guarantor (as the case may be) provided that from the date on which the merger or consolidation takes effect a Borrower or a Guarantor is the legal entity surviving the merger or the legal entity into which it shall be merged or the legal entity which is formed by such consolidation shall assume its obligations hereunder in an agreement or instrument satisfactory in form and substance to the Majority Lenders.

11.13   Insurance
        Each Obligor will, and will procure that each of its Material Subsidiaries will, effect and maintain such insurance over and in respect of its respective assets and business and in such manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or a similar business and in the same or similar localities.

11.14   Limitation on Borrowings of Subsidiaries
        The Company will not permit any of its Subsidiaries to create, permit to subsist, incur, assume or in any other manner be or become directly or indirectly liable for the payment of any Borrowings (including, without limitation, by way of indemnity, counter-indemnity or guarantee) other than:

        11.14.1 Borrowings under this Agreement and Borrowings of the Company under the Existing Facility;

        11.14.2 3% Young & Rubicam Inc. convertible subordinated notes due January, 2005;

        11.14.3

                  (a) EUR350,000,000 WPP Group plc 5.125% notes due 2004; and

                  (b) EUR650,000,000 WPP Group plc 6.000% notes due 2008;

        11.14.4   guarantee obligations of the Company in respect of the:

                  (a) US$200,000,000 WPP Finance (USA) Corporation 6.625% notes due 2005; and

                  (b) US$100,000,000 WPP Finance (USA) Corporation 6.875% notes due 2008;

        11.14.5 any Borrowings of any Subsidiary owing to another member of the Group;

        11.14.6 Borrowings by a Subsidiary whose main business is to operate as a finance company for the Group; and

        11.14.7   additional Borrowings of Subsidiaries to the extent that:

                  (a) no individual Material Subsidiary has or will create,
                      permit to subsist, incur, assume or in any other manner be or become directly or indirectly liable for the payment of any Borrowings (including, without limitation, by way of indemnity, counter-indemnity or guarantee) with an aggregate principal amount exceeding an amount equal to 15 per cent. of Consolidated EBITDA; and

                  (b) the aggregate principal amount of Borrowings of all
                      Subsidiaries permitted under this sub-clause 11.14.7 does not exceed an amount equal to 25 per cent. of Consolidated EBITDA,

        in each case for the financial period most recently ended from time to time in respect of which financial results of the Group have been published or announced provided that no Borrowings of a Subsidiary shall be included in the percentage limits set out in paragraphs (a) and (b) of this Clause 11.14.7 if such Subsidiary has provided a full and unconditional guarantee of all sums outstanding under this Facility (without limit).

11.15   Compliance with ERISA
        Each Obligor undertakes that, where relevant it (a) has fulfilled all its obligations under the minimum funding standards of the U.S.A. Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and the U.S.A. Internal Revenue Code of 1986, as amended (the "Code"), with respect to any employee pension benefit plan (a "Plan") covered by Title IV of ERISA or subject to the minimum funding standards under
        Section 412 of the Code maintained by such Obligor or to which such Obligor makes contributions, has within the previous five years made contributions or has an obligation to make contributions and (b) is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the Pension Benefit Guaranty Corporation (or any entity succeeding to any or all of its functions under ERISA) or a Plan under Title IV of ERISA.

11.16   Guarantees
        11.16.1 If any Subsidiary (the "Relevant Subsidiary") gives a guarantee, indemnity or other assurance against financial loss to any creditor (a "Guaranteed Creditor") who is a creditor in respect of all or any part of the Borrowings raised by the Company, WPP Finance or any Subsidiary, or by a member of the Group (whether under a loan or other credit facility, bond or note or otherwise) where the Borrowings so raised equal or exceed $35,000,000 or its equivalent, the Relevant Subsidiary will simultaneously provide an equivalent guarantee, indemnity or other assurance in favour of the Lenders of all obligations of the Obligors under this Facility.

        11.16.2 If sub-clause 11.16.1 above applies, the Relevant Subsidiary may provide its guarantee by way of deed poll governed by English law or other instrument in a form satisfactory to the Facility Agent (acting reasonably and such approval to be given if the guarantee is equivalent to the guarantee given to the relevant Guaranteed Creditor) and the Relevant Subsidiary shall supply to the Facility Agent such certificates, documents and legal opinions (if any) equivalent to those it is supplying to the relevant Guaranteed Creditor (or a trustee or agent on its behalf).

11.17   Existing Facility
        11.17.1  The Obligors' Agent shall:

                 (a) on the date of this Agreement confirm the amount of the Existing Facility Outstandings to the Facility Agent; and

                 (b) by no later than the second Business Day following any increase or decrease in the amount of the Existing Facility Outstandings confirm to the Facility Agent the amount of such increased Existing Facility Outstandings or, as the case may be, decreased Existing Facility Outstandings.

        11.17.2  The Obligors' Agent shall procure that:

                 (a) all amounts outstanding under the Existing Facility as at the date of this Agreement are repaid in full on their due date; and

                 (b) the Existing Facility is cancelled in full by no later than 8th November 2001.

        11.17.3 The Obligors' Agent shall not and shall ensure that no member of the Group shall request any further advances be made under the Existing Facility.

12.    CHANGES IN CIRCUMSTANCES

12.1   Illegality
       If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Advance:

       12.1.1 that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

       12.1.2 upon the Facility Agent notifying the Borrower's Agent, the Commitment of that Lender will be immediately cancelled; and

       12.1.3 each Borrower shall, to the extent necessary to cure such illegality, repay that Lender's participation in the Advances made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower's Agent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

12.2   Increased Costs
       12.2.1 Subject to Clause 12.4 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Lender the amount of any Increased Costs incurred by that Lender or any of its Affiliates as a result of
                (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation or request (whether or not having the force of law) from any central bank or other fiscal, monetary or other authority made after the date of this Agreement.

       12.2.2   In this Agreement "Increased Costs" means:

                (a) a reduction in the rate of return from the Facility or on a Lender's (or its Affiliate's) overall capital;

                (b)  an additional or increased cost; or

                (c) a reduction of any amount due and payable under any Financing Document,

       which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender having entered into its Commitment or funding or performing its obligations under any Financing Document.

12.3   Increased cost claims
       12.3.1 A Lender intending to make a claim pursuant to Clause 12.2 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

       12.3.2 Each Lender shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and showing, in reasonable detail, the calculation thereof.

12.4   Exceptions
       12.4.1 Clause 12.2 (Increased costs) does not apply to the extent any Increased Cost is:

               (a) compensated for by Clause 13.3 (Withholdings) (or would have been compensated for under Clause 13.3 (Withholdings) but was not so compensated solely because one of the exclusions in sub-clauses 13.3.5 to 13.3.6, Clause 13.4 (US Taxes) or Clause 13.5 (UK Taxes) applied;

               (b)  compensated for by the payment of the Mandatory Cost; or

               (c) attributable to the breach by the relevant Lender or its Affiliates of any law or regulation.

12.5   Market Disruption
       12.5.1 If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Lender's share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

               (a)  the Margin;

               (b) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select; and

               (c) the Mandatory Cost, if any, applicable to that Lender's participation in the Advance.

       12.5.2  In this Agreement "Market Disruption Event" means:

               (a) at or about noon on the Rate Fixing Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

               (b) before close of business in London on the Rate Fixing Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Advance exceed 50 per cent. of that Advance) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.6   Mitigation
       12.6.1 Each Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 12.1 (Illegality), Clause
               13.3 (Withholdings) or Clause 12.2 (Increased costs) including (but not limited to) transferring its rights and obligations under the Financing Documents to another Affiliate or Facility Office.

        12.6.2 Sub-clause 12.6.1 does not in any way limit the obligations of any Obligor under the Financing Documents.

12.7    Limitation of liability
        12.7.1 The Company shall indemnify each Lender for all costs and expenses reasonably by that Lender as a result of steps taken by it under Clause 12.6 (Mitigation).

        12.7.2 A Lender is not obliged to take any steps under Clause 12.6 (Mitigation) if, in the opinion of that Lender (acting reasonably), to do so might be prejudicial to it.

12.8    Certificates
        Any certification or determination by the Facility Agent or any Lender of a rate or amount under any Financing Document is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

13.     PAYMENTS

13.1    By Obligors
        All payments to be made by an Obligor under this Agreement:

        13.1.1 for the account of any of the Lenders shall be made in immediately available funds not later than twelve noon on the relevant day to such account as the Facility Agent may have notified to the Obligors' Agent for the account of the Facility Agent who shall, before the close of business on the date of receipt, remit to each Lender its portion of the payment so made by remitting it to such account of that Lender which that Lender may have previously notified to the Facility Agent; and

        13.1.2 to the Facility Agent shall be made to such account as it may specify by notice to the Obligors' Agent.

13.2    By the Lenders
        All amounts to be advanced by the Lenders to a Borrower under this Agreement shall be remitted in immediately available funds not later than 12 noon on the relevant day to such account as the Facility Agent may have notified to the Lenders for the account of the Facility Agent who shall make available to the Borrower the amounts so remitted on the same day by payment to the account and bank which are specified in the relevant Request. If the Facility Agent makes available to a Borrower any amount which has not been made unconditionally available to the Facility Agent the Borrower shall forthwith on notice from the Facility Agent repay such amount to the Facility Agent together with interest on such amount until its repayment at a rate determined by the Facility Agent to reflect its cost of funds.

13.3    Withholdings
        Subject to Clause 13.4 (U.S. taxes) and Clause 13.5 (U.K. taxes), all payments by any Obligor under this Agreement whether in respect of principal, interest, fees or any other item, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the

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

         deduction or withholding is for or on account of Taxes imposed or levied by any jurisdiction in which any such Obligor is incorporated or through which any payment is made and is required by law, in which event such Obligor shall:

         13.3.1 ensure that the deduction or withholding does not exceed the minimum amount legally required (having regard to the details of the Lender concerned provided to that Obligor by such Lender through the Facility Agent);

         13.3.2 forthwith pay to the Facility Agent for the account of each Lender such additional amount so that the net amount received by that Lender will equal the full amount which would have been received by it (or would have been deemed for the purposes of Tax to have been received or receivable by that Lender) had no such deduction or withholding been made;

         13.3.3 pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Clause 13.3 (Withholdings)); and

         13.3.4 furnish to the Facility Agent on behalf of the Lender concerned, within the period for payment permitted by the relevant law, either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

         The obligation on each Obligor to pay an additional amount under this Clause 13.3 (Withholdings) shall not apply to the extent that the Tax deducted is:

         13.3.5 Tax on the overall net income of a Lender or the Facility Agent save to the extent that such Tax is collected by way of withholding from the relevant payment from which the deduction must be made;

         13.3.6 Tax that would not be imposed but for the connection between such Lender or the Facility Agent (as the case may be) and the jurisdiction (other than the jurisdiction in which the Obligor in question (as appropriate) is tax resident) imposing such Tax other than a connection arising solely as a result of the relevant Lender entering into this Agreement; or

         13.3.7   deducted solely as a result of a participation under Clause
                  20.9 (Sub-Participations).

13.4     U.S. Taxes
         13.4.1 Notwithstanding anything to the contrary in this Clause 13 (Payments), with respect to Taxes which are imposed or levied by or on behalf of the United States of America or any authority thereof or therein having power to tax, any Obligor which is a U.S. Subsidiary shall only be under an obligation to gross up any amounts payable or paid by that Obligor hereunder to a Lender that is not organised under the laws of the United States of America or any state or

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              political sub-division thereof (or payable or paid by the Facility
              Agent to such Lender) if:

              (a) such Lender as soon as practicable, but in any event prior to any payment by the Obligor concerned, delivers to that
                   Obligor:

                   (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or any successor thereto (including, without limitation, any substitute form which constitutes, or which includes as part or all thereof, any revised such form) ("Form W-8ECI") certifying that the payments made pursuant to the Financing Documents are effectively connected with the conduct by such Lender of a trade or business in the United States of America; or

                   (ii) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or any successor thereto (including, without limitation, any substitute form which constitutes, or which includes as part or all thereof, any revised such form) ("Form W-8BEN") claiming exemption from withholding with respect to all payments to be made to such Lender under the Financing Documents under an applicable double tax treaty concluded by the United States of America (such Forms W-8BEN to be provided by the Facility Agent to the Lenders on signature of this Agreement); or

                   (iii) such other applicable form prescribed by the Internal Revenue Service certifying as to such Lender's entitlement to exemption from U.S. withholding tax with respect to all payments to be made by such Lender under the Financing Documents, in each case, indicating that such Lender is on the Signing Date or, in the case of any Lender becoming a party to this Agreement after the Signing Date, on the date it becomes a party entitled to receive payments of principal, interest and fees under this Agreement free from any deduction and withholding of US income tax;

              (b) before or promptly after any occurrence of any event (including the passing of time) requiring a change or re-issuance in the most recent Form W-8ECI or Form W-8BEN or other applicable form previously delivered by such persons and if the delivery of the same be lawful, such Lender delivers to the Obligor concerned two accurate and complete original signed copies of Form W-8ECI or Form W-8BEN or other applicable form in replacement for the forms previously delivered by such Lender;

              (c) if any forms or documents other than or in addition to the forms referred to above are required or such forms referred to above shall cease to be required in order for any Obligor which is a U.S. Subsidiary to make payments of interest under this Agreement without any deduction or withholding on account of U.S. income tax, such Lender as soon as

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

                       practicable, delivers to the Obligor concerned or the relevant tax authority such forms or other similar document notified by any Obligor which is a U.S. Subsidiary to such Lender which such Lender can reasonably submit to any relevant tax authority so as to avoid such deduction or withholding to the extent that it is lawful for such Lender to do so.

                  This sub-clause 13.4.1 shall not apply where such obligation to gross up arises as a result of the introduction of or any change in law or regulation or in the official interpretation, administration or application thereof of any relevant tax authority or the amendment, withdrawal, suspension, cancellation or termination of any applicable tax treaty with respect to any Lender, in any such case, after the Signing Date.

         13.4.2 Each Lender which is organised under the laws of the United States of America or any state or political sub-division thereof shall deliver (through the Facility Agent) to each Obligor which is a U.S. Subsidiary as soon as practicable, but in any event prior to any payment by the Obligor concerned, a statement signed by an authorised signatory of such Lender to the effect that it is so organised and, if necessary in order to avoid United States backup withholding, a duly completed copy of Internal Revenue Service Form W-9 (or any successor thereto) establishing that such Lender is not subject to United States backup withholding.

         13.4.3 The Facility Agent shall have no responsibility or liability for and no obligation to check the accuracy or appropriateness of any form or statement delivered by any Lender pursuant to this Clause 13.4.

13.5     U.K. taxes
         13.5.1 If a Lender is not or has ceased to be a Qualifying Lender otherwise than as a result of any introduction of or change in or in the interpretation, administration or application by the English courts or the Inland Revenue of any relevant law or any published practice or concession of the Inland Revenue after the Signing Date, then an Obligor shall not be liable to pay to the Lender any additional amount under this Clause 13.3 (Withholdings) in excess of the amount that Obligor would have been obliged to pay if that Lender had been a Qualifying Lender.

         13.5.2 Each Lender confirms to the Obligors' Agent on the date of this Agreement that if an Advance was made as at the date of this Agreement it would be a Qualifying Lender.

         13.5.3 An Obligor will not, on withholding or deducting an amount for or on account of United Kingdom tax, be required to pay any additional amount to a Lender under this Clause 13 where the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that no deduction or withholding for or on account of United Kingdom tax would have been required to have been made if the Lender had complied with its obligations under sub-clause 13.5.4. below.

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

            13.5.4 A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a deduction or withholding for or on account of United Kingdom tax.

     13.6   Tax Credits
            If any Obligor pays any additional amount (a "Tax Payment") under Clause 13.3 (Withholdings) and any Lender determines in its absolute discretion that it has effectively obtained and retained a refund of Tax or credit against Tax on its overall net income by reason of that Tax Payment (a "Tax Credit") and that Lender determines in its absolute discretion that it can identify such Tax Credit as being attributable to such Tax Payment, then that Lender shall reimburse to the relevant Obligor such amount as it shall determine to be the proportion of such Tax Credit as will leave that Lender, after that reimbursement, in the same after tax position as it would have been in if that Tax Payment had not been made. Each Lender shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so. No Lender shall be obliged to disclose any information regarding its tax affairs or computations to any Obligor.

     13.7   Date
            If any payment under this Agreement would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month of the year, on the preceding Business Day.

     13.8   Default Interest
            13.8.1 Subject to sub-clause 13.8.2 of this Clause 13.8, if an Obligor fails to pay any amount in accordance with any Financing Document, the relevant Obligor shall pay interest on that amount from the time of default up to the time of actual payment (as well after as before judgment) at the rate per annum which is the sum of (a) the Margin plus 1% and (b) LIBOR for a deposit of an amount comparable to the defaulted amount, for such period as the Facility Agent may from time to time reasonably select, at or about 11.00 a.m. (London time) on the Business Day succeeding that on which the Facility Agent becomes aware of the default for value on that day in the case of sterling or two Business Days later in the case of any other currency and (c) the Mandatory Cost.

            13.8.2 If an amount unpaid in accordance with any Financing Document in respect of the Facility, is of principal due on a day during, but not the last day of, an Interest Period relating thereto, the period selected by the Facility Agent under sub-clause 13.8.1 of this Clause 13.8 shall equal the unexpired portion of the Interest Period and there shall be substituted for the rate specified in sub-clause 13.8.1 of this Clause 13.8 the rate of 1% above the rate calculated in accordance with Clause 7.3 (Rate of Interest for Facility) and applicable to the unpaid amount immediately before it fell due.

            13.8.3 Interest under this Clause shall accrue daily on the basis of a year of 360 days (or 365 days in the case of sterling, Hong Kong Dollars, Belgian Francs, Canadian Dollars and Singapore Dollars or such other period applied generally in the relevant market in relation to such calculations for the relevant currency) from and including the first day to the last day of each period for which a rate of interest is determined as aforesaid and shall be due and payable by the relevant Borrower at the end of each such period. So long as the default continues, the rate referred to in sub-clause 13.8.1 of this Clause 13.8 shall be calculated on a similar basis at the end of each period selected by the Facility Agent and notified to the Lenders and interest payable under this sub-clause which is unpaid at the end of each such period shall thereafter itself bear interest at the rates provided in this sub-clause.

13.9   Currency indemnity
       13.9.1 If any sum due from an Obligor under the Financing Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

                 (a)    making or filing a claim or proof against that Obligor;

                 (b) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

                 that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between
                 (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

       13.9.2 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Financing Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.10  Change of currency
       13.10.1 Unless otherwise prohibited by law, if more than once currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

                 (a) any reference in the Financing Documents to, and any obligations arising under the Financing Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (with the consent of the Company, not to be unreasonably withheld or delayed); and

                 (b) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

       13.10.2 If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the

                  Company) specifies to be necessary, be amended to comply with the generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

14.    DEFAULT

14.1   Events of Default
       If (whether or not caused by any reason outside the control of the Obligors):

       14.1.1 any Obligor does not pay on the due date (or, in the case of amounts other than principal, within three Business Days thereafter) any amount payable by it under any of the Financing Documents at the place and in the currency expressed to be payable (unless such failure results solely from a technical problem in relation to the transfer of funds for which such Obligor is not responsible and is remedied within five days of the due date); or

       14.1.2 any Obligor fails to comply in any material respect with any other provision of any of the Financing Documents and, other than in the case of Clauses 11.3 (Financial Ratios) and 11.5 (Compliance Certificates), if such default is capable of prompt remedy within 30 days after any Borrower or the Guarantor shall have given notice of such default pursuant to Clause 11.4 (Notification of Default) (or, if earlier, the date on which the Facility Agent shall have given notice to the Obligors' Agent of such default) such Obligor shall have failed to cure such default; or

       14.1.3 any representation, warranty or written statement made or deemed to be repeated in, or in connection with, this Agreement or in any other Financing Document or in any certificate delivered by or on behalf of any Borrower or the Guarantor in writing under any of the Financing Documents is incorrect in any material respect when made or deemed to be repeated, or, in respect of those specified in Clause 10.2 (After Signing), would be if repeated at any time; or

       14.1.4 any other present or future Borrowings of a principal amount exceeding in the aggregate $30,000,000 or the equivalent sum in any other currency of any member of the Group shall become due and payable or capable of being declared due and payable prior to the due date thereof as a result of a default or any such Borrowings shall not be paid on the due date thereof (or, if a grace period was originally provided for in the document evidencing or constituting such Borrowings, within any applicable grace period therefor) or any Security Interest over any assets of any member of the Group and securing a principal amount exceeding $30,000,000 shall be or become enforceable; or

       14.1.5 any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, or any Obligor or any Material Subsidiary suspends making payments (whether of principal or interest) with respect to all or a material part or a particular class of its debts or announces an intention to do so; or

       14.1.6 an application for an administration order in relation to any Obligor or any Material Subsidiary is presented to the court by any such company or its

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

                 directors or the supervisor of a voluntary arrangement relating to any Obligor or any Material Subsidiary or such an order is made on the application of a creditor of any Obligor or any Material Subsidiary or any meeting of any Obligor or any Material Subsidiary is convened by the relevant company's directors for the purpose of considering any resolution to present an application for such an order or any such resolution is passed at any meeting of any Obligor or any Material Subsidiary; or

     14.1.7 any kind of composition, scheme of arrangement, compromise or arrangement involving any Obligor or any Material Subsidiary and its creditors generally (or any class of them) is proposed by the company concerned as a result of financial difficulties; or

     14.1.8 any administrative or other receiver or any manager is appointed in respect of any Obligor or any Material Subsidiary or all or a substantial part of any Obligor's of any Material Subsidiary's property, or the directors of any Obligor or any Material Subsidiary request any person to appoint such a receiver or manager, or any kind of attachment (except prejudgment attachment), sequestration, distress or execution against any Obligor or any Material Subsidiary or all or a substantial part of any Obligor's or Material Subsidiary's property is levied or sued out and not discharged within 30 days; or

     14.1.9 any meeting of any Obligor or any Material Subsidiary is convened by the relevant Company's directors for the purpose of considering any resolution for (or to petition for) its winding up, or any Obligor or any Material Subsidiary passes such a resolution, or any Obligor or any Material Subsidiary or any other person (except its creditor) presents any petition for the winding up of any Obligor or any Material Subsidiary, (save for a petition which is vexatious or frivolous and which is discharged or stayed within 14 days) or an order for the winding up of any Obligor or any Material Subsidiary is made on the petition of any of its creditors unless, in each case, it is a voluntary solvent winding-up, amalgamation, reconstruction or reorganisation or part of a voluntary scheme of arrangement; or

     14.1.10 there occurs in relation to any Obligor or any Material Subsidiary in any country or territory in which it carries on business or to the jurisdiction of whose courts it or any of its property is subject any event which reasonably appears to the Majority Lenders to correspond in that country or territory with any of those mentioned in sub-clauses 14.1.5 to 14.1.9 of this Clause 14.1 or any Obligor or any Material Subsidiary otherwise becomes subject, in any such country or territory, to any law relating to insolvency, bankruptcy or liquidation; or

     14.1.11 any Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business except consequent upon a disposal, merger or acquisition not otherwise prohibited under this Agreement; or

     14.1.12 any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply

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

                 with its obligations under any of the Financing Documents to which it is a party in any material respect is revoked or withheld or does not remain in full force and effect or is materially and adversely modified; or

     14.1.13 at any time it is unlawful for any Obligor to perform any of its material obligations under any Financing Document to which it is a party; or

     14.1.14 any litigation, arbitration or administrative proceeding or claim in which there is a reasonable possibility of an adverse decision which has had or would be reasonably likely by itself or together with any other such proceedings or claims either to have a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or which would be reasonably likely materially and adversely to affect the ability of the Obligors taken as a whole to observe or perform their obligations under any Financing Documents and which affect any Obligor or the Group as a whole is in progress or pending or threatened; or

     14.1.15 (a) any U.S. Subsidiary (a "Qualifying U.S. Subsidiary") which is an Obligor or Material Subsidiary shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to winding-up, dissolution, bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Qualifying U.S. Subsidiary shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Qualifying U.S. Subsidiary any case, proceeding or other action of a nature referred to in sub-clause 14.1.15(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or
                 (ii) remains undismissed, undischarged or unbonded for a period of sixty days; or (c) there shall be commenced against any Qualifying U.S. Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty days from the entry thereof; or (d) any Qualifying U.S. Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in sub-clauses 14.1.15(a), 14.1.15(b) or 14.1.15(c) of this Clause
                 14.1; or (e) any Qualifying U.S. Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     14.1.16 any other event or series of events whether related or not which has a material adverse effect on the business, assets or consolidated financial condition of the Group as a whole or which would be reasonably likely materially and adversely to affect the ability of the Group as a whole to comply with any or all of its obligations under the Financing Documents occurs; or

     14.1.17 any Obligor repudiates a Financing Document or evidences an intention to repudiate a Financing Document,

     then, at once or at any time thereafter, the Facility Agent may, and upon the request of the Majority Lenders shall, by notice to the Obligors' Agent, declare the Total Outstandings to be immediately due and payable whereupon:

                 (a) all Advances and all other sums outstanding under the Facility shall become so due and payable together with accrued interest thereon and any other amounts then payable under this Agreement or the Facility; and

                 (b) no further utilisations of the Facility shall be permitted.

     Notwithstanding the foregoing, if an Event of Default specified in sub-clause 14.1.15(a) to (c) of this Clause 14.1 occurs with respect to a U.S. Subsidiary which is a Borrower, the Commitments of the Lenders in respect of such Borrower shall immediately terminate and the Outstandings owed by such Borrower shall become immediately due and payable, without any action by the Facility Agent or the Lenders and without any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Financing Documents to the contrary notwithstanding.

14.2 Notice
     If the Facility Agent is notified under this Agreement of the occurrence of an Event of Default it shall promptly inform each of the Lenders. If any Lender becomes aware of the occurrence of an Event of Default it shall promptly inform the Facility Agent.

15.  INDEMNITY

15.1 General Indemnity

     Each Obligor shall fully indemnify the Facility Agent and each of the Lenders from and against any expense, loss, damage or liability (as to the amount of which the certificate of the Facility Agent shall, in the absence of manifest error, be conclusive) which any of them may incur as a consequence of the occurrence of any Event of Default, of any failure to draw down in accordance with a Request (other than by reason of a Lender's gross negligence or wilful default) or other notification of any intention to utilise the Facility or of any repayment or prepayment under this Agreement or otherwise in connection with this Agreement (including without limitation any repayment or prepayment pursuant to Clause 9.1 (Voluntary Prepayment) or 9.4 (Prepayment of Certain Lenders)). Without prejudice to its generality, the foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed in order to carry any unpaid amount and to any loss, premium, penalty or expense which may be reasonably incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund the Total Outstandings (or any part of them) or any other amount due or to become due under this Agreement.

15.2   Waiver of Defences
       Each Obligor agrees that no delay, extension of time, renewal, compromise, waiver, indulgence, release of security or rights or any other matter or thing shall in any way prejudice the Lenders' or the Facility Agent's rights or powers hereunder. No Obligor shall by virtue of any payment made by it pursuant to this Clause 15 claim in competition with the Facility Agent or any Lender any right of subrogation, contribution or indemnity against any member of the Group so long as any amount is or is capable of becoming outstanding hereunder.

16.    GUARANTEE

16.1   Guarantee
       Each Guarantor unconditionally and irrevocably guarantees, as a continuing obligation, the proper and punctual payment by each of the Obligors of the Guaranteed Amounts and unconditionally and irrevocably undertakes, as a continuing obligation, with the Facility Agent and the Lenders (and each of them) that, if for any reason any Obligor does not make such payment, each Guarantor shall pay the Guaranteed Amounts upon first written demand by the Facility Agent.

16.2   Principal Debtor
       Each Guarantor shall be deemed to be liable for the Guaranteed Amounts as a sole or principal debtor.

16.3   Discharge
       The liabilities and obligations of each of the Guarantors under this Agreement shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, except the proper and valid payment of all the Guaranteed Amounts and, subject to Clause 16.4 (Preference), an absolute discharge or release of any of the Guarantors signed by the Facility Agent on behalf of the Lenders; and without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged any Guarantor (wholly or in part) or which would have afforded such Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of, or any change in constitution or corporate identity or loss of corporate identity by, any of the Obligors or any other person.

16.4   Preference
       Any such discharge or release as is referred to in Clause 16.3 (Discharge), and any composition or arrangement which any of the Guarantors may effect with the Facility Agent and the Lenders, shall be deemed to be made subject to the condition that it will be void if any payment or security which the Facility Agent and the Lenders (or any of them) may previously have received or may thereafter receive from any person in respect of the Guaranteed Amounts is set aside under any applicable law or proves to have been for any reason invalid.

16.5   No Impairment
       Without prejudice to the generality of Clauses 16.2 (Principal Debtor) and 16.3 (Discharge) none of the liabilities or obligations of any of the Guarantors under this Agreement shall be impaired by, and each Guarantor hereby irrevocably waives any defences it may now or hereafter have in any way relating to, the Facility Agent and the Lenders (or any of them):

       16.5.1 agreeing with any Obligor any variation or departure (however substantial) of or from this Agreement (other than this Clause 16.5) or any of the Financing Documents and any such variation or departure shall, whatever its nature, be binding upon such Guarantor in all circumstances, notwithstanding that it may increase or otherwise affect the liability of such Guarantor provided however that if any such variation is made, without such Guarantor's prior written consent, which has the effect of increasing the amount of the Facility or the Margin, the amount of such Guarantor's liability under this Clause 16.5 shall be limited to the amount for which they would have been liable had such variation not been made;

       16.5.2 releasing or granting any time or any indulgence whatsoever to any Obligor or such Guarantor and, in particular, waiving any of the pre-conditions for Advances under this Agreement or any contravention by any Obligor of this Agreement, or entering into any transaction or arrangements whatsoever with or in relation to any Obligor, and/or any third party;

       16.5.3 taking, perfecting, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security for the Guaranteed Amounts in such manner as it or they think fit, or claiming, proving for, accepting or transferring any payment in respect of the Guaranteed Amounts in any composition by, or winding up of, any Obligor and/or any third party or abstaining from so claiming, proving, accepting or transferring.

16.6   Demands
       Demands under this Clause 16.6 may be made from time to time, and the liabilities and obligations of each Guarantor under this Agreement may be enforced, irrespective of:

       16.6.1 whether any demands, steps or proceedings are being or have been made or taken against any of the Obligors and/or any third party; or

       16.6.2 whether or in what order any security to which the Facility Agent or the Lenders may be entitled in respect of the Guaranteed Amounts is enforced.

       Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default to or upon any Obligor.

16.7   Suspense Account
       Until all amounts which may be or become payable by the Obligors hereunder or under any of the Financing Documents or in connection herewith or therewith have been irrevocably paid and discharged in full, the Facility Agent and each Lender may:

       16.7.1 refrain from applying or enforcing any other security, moneys or rights held or received by the Facility Agent or such Lender in respect of such amounts or apply and enforce the same in such manner and order as the Facility Agent or such Lender sees fit (whether against such amounts or otherwise) and none of the Guarantors shall be entitled to the benefit of the same; and

       16.7.2 hold in suspense account (subject to the accrual of interest thereon at market rates for the account of any Guarantor) any moneys received from any Guarantor or on account of that Guarantor's liability hereunder.

16.8   Subordination
       So long as any of the Guarantors has any liability under this Agreement and except as provided in Clause 16.9 (Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity):

       16.8.1 no Guarantor shall take or accept any Security Interest from any Obligor or, in relation to the Guaranteed Amounts, from any third party, without first obtaining the Facility Agent's written consent;

       16.8.2 after the occurrence of an Event of Default, each such Guarantor shall not, without first obtaining the Facility Agent's written consent, seek to recover, whether directly or by set off, lien, counterclaim or otherwise, nor accept any moneys or other property, nor exercise any rights in respect of, any sum which may be or become due to any such Guarantor on any account by any Obligor or, in relation to the Guaranteed Amounts, from any third party, nor claim, prove for or accept any payment in any composition by, or any winding up of, any Obligor or, in relation to the Guaranteed Amounts, any third party;

       16.8.3 if, notwithstanding the foregoing, any such Guarantor holds or receives any such security, moneys or property, it shall forthwith pay or transfer the same to the Facility Agent.

16.9 Deferral of Subrogation, Contribution, Reimbursement, Exoneration and Indemnity
       Each Guarantor agrees that it will not exercise any rights that it may now have or hereafter acquire against any Obligor or any other person that arise from the existence, payment, performance or enforcement of the Guaranteed Amounts, including without limitation any right of subrogation, contribution, reimbursement, exoneration or indemnity (or any similar right) prior to the later of the cash payment in full of the Guaranteed Amounts and all other amounts payable under this Clause 16 (Guarantee) and the Final Maturity Date. If any amount shall be paid to any such Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Facility Agent and the Lenders and shall forthwith be paid to the Facility Agent to be credited and applied to the Guaranteed Amounts and all other amounts payable under this Clause 16 (Guarantee), whether or not due, in accordance with the terms of the Financing Documents, or be held as collateral security for any Guaranteed Amounts or other amounts payable under this Clause 16 (Guarantee) and thereafter arising. If (a) any such Guarantor shall make payment of all or any part of the Guaranteed Amounts, (b) all of the Guaranteed Amounts and all other amounts payable under this Clause 16 (Guarantee) shall be paid in full in cash and (c) the Final Maturity Date shall have occurred, the Facility Agent will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to that Guarantor of an interest in the Guaranteed Amounts resulting from such payment by such Guarantor.

16.10  Indemnity
       As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes with the Facility Agent and the Lenders (and each of them) that, should the Guaranteed Amounts not be recoverable from any Guarantor under this Clause 16 (Guarantee) for any reason whatsoever (including, but without prejudice to the generality of the foregoing, by reason of any other provision of this Agreement being or becoming void, unenforceable or otherwise invalid under any applicable law) then, notwithstanding that it may have been known to the Facility Agent or any of the Lenders, each Guarantor shall, as a sole, original and independent obligor, upon first written demand by the Facility Agent under Clause 16.1 (Guarantee), make payment of the Guaranteed Amounts by way of a full indemnity in such currency and otherwise in such manner as is provided for in this Agreement and shall indemnify the Facility Agent and the Lenders (and each of them) against all losses, claims, costs, charges and expenses to which they may be subject or which they may incur under or in connection with this Agreement.

17.    THE FACILITY AGENT

17.1   Appointment of the Facility Agent
       17.1.1 Each of the Lenders appoints the Facility Agent to act as its Facility Agent under and in connection with the Financing Documents.

       17.1.2 Each of the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Financing Documents together with any other incidental rights, powers, authorities and discretions.

17.2   Duties of the Facility Agent
       17.2.1 The Facility Agent shall promptly forward to a party the original or a copy of any document which is delivered to the Facility Agent for that party by any other party.

       17.2.2 If the Facility Agent receives notice from a party referring to this Agreement, describing an Event of Default or Potential Event of Default and stating that the circumstance described is an Event of Default or Potential Event of Default, it shall promptly notify the Lenders.

       17.2.3 The Facility Agent shall promptly notify the Lenders of any Event of Default arising under sub-clause 14.1.1 of Clause 14.1 (Events of Default).

       17.2.4 The Facility Agent's duties under the Financing Documents are solely mechanical and administrative in nature.

17.3   No fiduciary duties

       17.3.1 Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other person.

       17.3.2 The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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

17.4   Business with the Group
       The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

17.5   Rights and discretions of the Facility Agent
       17.5.1   The Facility Agent may rely on:

                (a) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

                (b) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

       17.5.2 The Facility Agent may assume (unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders) that:

                (a) no Event of Default has occurred (unless it has actual knowledge of a Event of Default arising under sub-clause
                     14.1.1 of Clause 14.1 (Events of Default));

                (b) any right, power, authority or discretion vested in any party or the Majority Lenders has not been exercised; and

                (c) any notice or request made by the Company (other than a Request) is made on behalf of and with the consent and knowledge of all the Borrowers.

       17.5.3 The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

       17.5.4 The Facility Agent may act in relation to the Financing Documents through its personnel and Facility Agents.

17.6   Majority Lenders' instructions
       17.6.1 Unless a contrary indication appears in a Financing Document, the Facility Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

       17.6.2 Unless a contrary indication appears in a Financing Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

       17.6.3 The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

       17.6.4 In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

       17.6.5 The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Financing Document.

17.7   Responsibility for documentation
       The Facility Agent:

       17.7.1 is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, any Obligor or any other person given in or in connection with any Financing Document; or

       17.7.2 is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Financing Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Financing Document.

17.8   Exclusion of liability
       17.8.1 Without limiting sub-clause 17.8.2 of this Clause 17.8, the Facility Agent will not be liable for any action taken by it under or in connection with any Financing Document, unless directly caused by its gross negligence or wilful misconduct.

       17.8.2 No party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document and any officer, employee or agent of the Facility Agent may rely on this Clause 17.8.

       17.8.3 The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Financing Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

17.9   Lenders' indemnity to the Facility Agent
       Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Financing Documents (unless the Facility Agent has been reimbursed by a Borrower pursuant to a Financing Document).

17.10  Resignation of the Facility Agent
       17.10.1 The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

       17.10.2 Alternatively the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may, with the consent of the Obligors' Agent (not to be unreasonably withheld or delayed) appoint a successor Facility Agent.

       17.10.3 If the Majority Lenders have not appointed a successor Facility Agent in accordance with sub-clause 17.10.2 of this Clause 17.10 within 30 days after notice of resignation was given, the Facility Agent may, with the consent of the Obligor's Agent (not to be unreasonably withheld or delayed) appoint a successor Facility Agent (acting through an office in the United Kingdom).

       17.10.4 The resigning Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Financing Documents.

       17.10.5 The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

       17.10.6 Upon the appointment of a successor, the resigning Facility Agent shall be discharged from any further obligation arising from its role as Facility Agent in respect of the Financing Documents but shall remain entitled to the benefit of this Clause 17.10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

       17.10.7 After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with sub-clause 17.10.2 of this Clause 17.10. In this event, the Facility Agent shall resign in accordance with sub-clause 17.10.2 of this Clause 17.10.

17.11  Confidentiality
       17.11.1 In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

       17.11.2 If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

       17.11.3 Notwithstanding any other provision of any Financing Document to the contrary, the Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.


17.12  Relationship with the Lenders
       17.12.1 The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

       17.12.2 Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 2 (Calculation of the Mandatory Cost).

17.13  Credit appraisal by the Lenders
       Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Financing Document, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Financing Document including but not limited to:

       17.13.1 the financial condition, status and nature of each member of the Group;

       17.13.2 the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;

       17.13.3 whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; and

       17.13.4 the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any party or by any other person under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document.

18.    FEES AND EXPENSES

18.1   Fees
       The Company shall pay the fees in accordance with the terms of the letters dated on or about the Signing Date between, amongst others, the Company and the Facility Agent.

18.2   Transaction expenses
       The Company shall promptly on demand, and having been provided with reasonable evidence of such, pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

       18.2.1 this Agreement and any other documents referred to in this Agreement; and

       18.2.2 any other Financing Documents executed after the date of this Agreement.

18.3   Amendment costs
       If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 13.10 (Change of currency), the Company shall, within three Business Days of demand, and having been provided with reasonable evidence of such, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.4   Enforcement costs
       The Company shall, within three Business Days of demand, and having been provided with reasonable evidence of such, pay to each Lender the amount of all costs and expenses (including legal fees) incurred by that Lender in connection with the enforcement of, or the preservation of any rights under, any Financing Document.

18.5   Stamp Duty
       The Obligors shall pay any stamp, documentary and other similar duties and Taxes to which the Financing Documents or any related documents (other than an assignment or transfer of a Lender's rights or obligations hereunder) may be subject or give rise in any relevant jurisdiction and shall fully indemnify the Facility Agent and each of the Lenders from and against any losses, liabilities or costs which any of them may incur as a result of any delay or omission by the Borrowers to pay any such duties or Taxes.

18.6   Value Added Tax
       The consideration stated in a Financing Document to be payable by any Party to a Lender or the Facility Agent is deemed to be exclusive of any VAT and accordingly:

       18.6.1 any Party shall in addition to and at the same time as paying any consideration pay an amount equal to any VAT properly chargeable in respect of supplies made by a Lender or the Facility Agent as contemplated by this Agreement; and

       18.6.2 where a Financing Document requires any Party to reimburse a Lender or the Facility Agent for any costs or expenses, that Party shall also at the same time pay and indemnify the Facility Agent or the Lender against all VAT incurred by the Facility Agent or the Lender in respect of the costs or expenses to the extent that the Facility Agent or Lender reasonably determines that it is not entitled to credit for or repayment of the VAT.

19.    SET-OFF AND PRO RATA SHARING

19.1   Set-off
       Following an Event of Default which is continuing and has not been waived, any Lender may at the same time as providing notice to the relevant Obligor combine, consolidate or merge all or any of a Borrower's or a Guarantor's accounts with, and liabilities to, that

       Lender and may set off or transfer any sum standing to the credit of any such accounts in or towards satisfaction of any of the Borrower's or any of the Guarantor's, as the case may be, liabilities to that Lender under the Financing Documents, and may do so notwithstanding that the balances on such accounts and the liabilities may not be expressed in the same currency and each Lender is hereby authorised to effect any necessary conversions at the Lender's own rate of exchange then prevailing.

19.2   Pro Rata Sharing
       19.2.1 If, following an Event of Default, a Lender receives or recovers any amount (other than from the Facility Agent) in respect of sums due from a Borrower or a Guarantor under the Financing Documents (whether by set-off or otherwise) it shall promptly notify the Facility Agent of such amount and the manner of its receipt or recovery.

       19.2.2 Following receipt of notice under sub-clause 19.2.1 of this Clause 19.2 the Facility Agent shall, as soon as practicable, having regard to the circumstances, consult with the Lenders to establish the aggregate amount of sums received or recovered by the Lenders and what payments are necessary amongst the Lenders for such aggregate amount to be divided amongst each Lender in the proportion to which each Lender's Outstandings bear to the Total Outstandings.

       19.2.3 The Lenders shall promptly make such payments to each other, through the Facility Agent, as the Facility Agent shall direct to effect the divisions referred to in sub-clause 19.2.2 of this Clause 19.2.

       19.2.4   If a Lender makes a payment or payments pursuant to sub-clause
                19.2.3 of this Clause 19.2, any payment previously received by that Lender as described in sub-clause 19.2.1 of this Clause
                19.2 shall, subject to sub-clause 19.2.5, of this Clause 19.2 be deemed to have been made by the relevant Borrower or the relevant Guarantor, as the case may be, on the understanding that it was received by that Lender as agent for the Lenders and that the payments described in sub-clause 19.2.3 of this Clause
                19.2 would be made and the liabilities of the relevant Borrower or the relevant Guarantor, as the case may be, to each of the Lenders shall accordingly be determined on the basis that such payment or payments pursuant to sub-clause 19.2.3 of this Clause
                19.2 would be made.

       19.2.5   If a Lender makes a payment or payments pursuant to sub-clause
                19.2.3 of this Clause 19.2, sub-clause 19.2.4 of this Clause
                19.2 shall not apply if, as a result, the indebtedness of the relevant Borrower or the relevant Guarantor to the Lender has been extinguished, discharged or satisfied by the amount received or recovered (for example, because of set-off). In this event, for the purpose only of determining the liabilities of the relevant Borrower or the relevant Guarantor, as the case may be, to the Lenders (other than the Lender making the said payment or payments) and the liabilities of the Lenders to each other, the said payment or payments by the Lender shall be deemed to have been made on behalf of the relevant Borrower or the relevant Guarantor, as the case may be, in respect of its obligations under the Financing Documents and to the extent the

                Facility is thereby discharged the relevant Borrower or the relevant Guarantor, as the case may be, shall fully indemnify the Lender for such payment or payments.

       19.2.6 Any moneys payable by the relevant Borrower or the relevant Guarantor under sub-clause 19.2.5 of this Clause 19.2 by way of indemnity shall be payable from the date the Lender makes the payment or payments under sub-clause 19.2.3 of this Clause 19.2, shall carry interest from such date and for such purpose and all other purposes of this Agreement be treated in the same way as other amounts payable under this Agreement as though such moneys were payable in respect of the Outstandings of the Lender which has the benefit of the indemnity contained in sub-clause 19.2.5 of this Clause 19.2 (whether or not the indebtedness attributable to such participation has been extinguished, discharged or satisfied in whole or in part).

                For the purpose of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement which is to be calculated on any basis other than a full calendar year is equivalent may be determined by multiplying such rate by a fraction, the numerator of which is the number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days comprising such basis.

       19.2.7 Every payment and adjustment made pursuant to this Clause 19.2 shall be subject to the condition that if any receipt or recovery as referred to in sub-clause 19.2.1 of this Clause 19.2 made by a Lender (or any part thereof) subsequently has to be repaid by the relevant Lender (the "Sharing Lender") to the relevant Borrower or the relevant Guarantor, the Facility Agent (if it shall then hold the same) and each of the Lenders which has received any part thereof shall repay the relevant amount received (or the relevant part, as the case may be) to the Sharing Lender together with such amount (if any) as is necessary to reimburse to the Sharing Lender the appropriate proportion of any interest (in respect of the period during which the Facility Agent or (as the case may be) such Lender held such amount (or part thereof)) it shall have been obliged to pay when repaying such amount as aforesaid and the relevant adjustments pursuant to the preceding sub-clauses of this Clause
                19.2 shall be to that extent cancelled.

19.3   Litigation
       If any Lender shall commence an action or proceeding in any court to enforce its rights and, as a result thereof or in connection therewith, shall receive any amount which would otherwise require such Lender to make a payment to another Lender pursuant to this Clause 19.3 the relevant Lender shall not be required to make any such payment to (a) a Lender that has the legal right to, but does not (after notification to that Lender by the Lender instituting legal proceedings), join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court or (b) the Lenders(s) which shall have joined the same action or proceeding or shall have commenced and prosecuted a separate action or proceeding to enforce their rights in the same or in another court if, by reason of the negligence or wilful default of such Lender(s), such Lender(s) shall obtain a sum which is proportionately smaller (including a nil receipt) than that received by the Lender otherwise required to make a payment pursuant to this Clause 19.3.

19.4   Notification
       Each Lender shall promptly give notice to the Facility Agent of:

       19.4.1 the institution by such Lender of any legal action or proceedings hereunder or in connection herewith prior to such institution; and

       19.4.2 the receipt or recovery by such Lender of any amount due and payable to such Lender hereunder and received or recovered by it otherwise than through the Facility Agent.

       Upon receipt of any such notice the Facility Agent will as soon as practicable thereafter notify all the other Lenders.

20.    BENEFIT OF AGREEMENT

20.1   Assignments and transfers by Obligors
       Except as otherwise provided in Clause 3.9 (Substitution of Borrowers), no Obligor may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of all the Lenders.

20.2   Assignments and transfers by the Lenders
       Subject to this Clause 20, a Lender (the "Existing Lender") may:

       20.2.1   assign any of its rights; or

       20.2.2   transfer by novation any of its rights and obligations,

       to another bank or financial institution (the "New Lender").

20.3   Conditions of assignment or transfer
       20.3.1 The consent of the Company is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

       20.3.2 The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

       20.3.3 The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

       20.3.4 The consent of the Company to an assignment or transfer is not required when an Event of Default has occurred and is continuing.

        20.3.5 Any such transfer may be in whole or in part of the Existing Lender's relevant Commitment but, if in part, in a minimum amount of $5,000,000 (unless the Borrower's Agent otherwise agrees at its absolute discretion) and provided that after such transfer such Existing Lender's Commitment shall not be less than $5,000,000 (or zero if the whole of such Existing Lender's Commitment is transferred).

        20.3.6 An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Lenders as it would have been under if it was an Original Lender.

        20.3.7 A transfer will only be effective if the procedure set out in Clause 20.6 (Procedure for Transfer) is complied with.

        20.3.8    If:

                  (a) a Lender assigns or transfers any of its rights or obligations under the Financing Documents or changes its Facility Office; and

                  (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13.3 (Withholdings) or Clause 12.2 (Increased Costs),

                  then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

  20.4  Assignment or transfer fee
        The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $1,500.

  20.5  Limitation of responsibility of Existing Lenders
        20.5.1 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

                  (a) the legality, validity, effectiveness, adequacy or enforceability of the Financing Documents or any other documents;

                  (b)  the financial condition of any Obligor;

                  (c) the performance and observance by any Obligor of its obligations under the Financing Documents or any other documents; or

                  (d) the accuracy of any statements (whether written or oral) made in or in connection with any Financing Documents or any other document,

                  and any representations or warranties implied by law are excluded.

        20.5.2 Each New Lender confirms to the Existing Lender and the other Lenders that it:

                  (a) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Financing Documents; and

                  (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.

        20.5.3 Nothing in any Financing Documents obliges an Existing Lender to:

                  (a) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

                  (b) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Financing Documents or otherwise.

  20.6  Procedure for transfer
        20.6.1 Subject to the conditions set out in Clause 20.3 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 20.6.2 of this Clause 20.6 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

        20.6.2    On the Transfer Date:

                  (a) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Financing Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Financing Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

                  (b) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

                  (c) the Facility Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been on the date of this Agreement with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

                  (d)  the New Lender shall become a Party as a "Lender".

  20.7  Disclosure of information
        Any Lender may disclose to any of its Affiliates and any other person:

        20.7.1 to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

        20.7.2 with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

        20.7.3 to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

        any information about any Obligor, the Group and the Financing Documents as that Lender shall consider reasonably appropriate if, in relation to sub-clauses 20.7.1 and 20.7.2 of this Clause 20.7, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

        20.8      Limitation of Increased Costs
                  Where any Lender assigns or transfers all or any part of its rights or obligations hereunder or changes its lending office for the purpose of this Agreement, the Borrower shall not be liable (other than where such change in its lending office was requested by the Borrowers' Facility Agent on behalf of any Borrower) to pay any additional amounts under Clauses 12.2 (Increased Costs) or 13.3 (Withholdings) due to circumstances existing on the effective date of such assignment or transfer and which would not have been payable had no such change, assignment or transfer taken place.

        20.9      Sub-Participations
                  No Lender shall be required to notify any other party to this Agreement of a sub-participation of its rights and interests hereunder provided that nothing in this Clause 20.9 (Sub-Participations) gives any sub-participant any rights against any Borrower or the Guarantor. No Borrower shall be liable to pay any additional amounts under Clause 12.2 (Increased Costs) or Clause 13.3 (Withholdings) arising as a direct consequence of any such sub-participation.

        21.       FURTHER PROVISIONS

        21.1      Evidence of Indebtedness
                  In any proceedings relating to this Agreement:

                  21.1.1 a statement as to any amount due to the Lenders under this Agreement which is certified as being correct by an officer of the Facility Agent; and

        21.1.2 a statement as to any amount due to a Lender under this Agreement which is certified as being correct by an officer of the Lender,

        shall, unless otherwise provided in this Agreement, be prima facie evidence that such amount is in fact due and payable.

  21.2  Application of Moneys
        If any sum paid or recovered in respect of the liabilities of a Borrower under this Agreement is less than the amount then due, the Facility Agent may apply that sum to principal, interest, fees or any other amount due under this Agreement in such proportions and order and generally in such manner as the Majority Lenders shall determine.

  21.3  Rights Cumulative: Waivers
        The rights and remedies provided in this Agreement are cumulative, may be exercised as often as is considered appropriate by the relevant Party and are not exclusive of any rights or remedies provided by law. The respective rights of the Facility Agent and the Lenders in relation to the Facility (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

  21.4  Amendments
        The Facility Agent may (except where any other authority is required for the same by the express provisions of the Financing Documents) grant waivers or consents or vary the terms of the Financing Documents if authorised by the Majority Lenders and the Obligors' Agent. Any such waiver, consent or variation so authorised and effected by the Facility Agent shall be binding on all the Lenders and the Facility Agent shall be under no liability whatsoever in respect of any such waiver, consent or variation. This Clause 21.4 (Amendments) shall not authorise:

        21.4.1 any change in the rate at which interest is payable or the method by which interest is calculated under this Agreement;

        21.4.2 any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, fee, commission or any other amount payable under the Financing Documents;

        21.4.3    any extension of the Final Drawing Date or the Final Maturity
                  Date;

        21.4.4    any increase in any Lender's Commitment;

        21.4.5 any variation of (a) the definitions of Majority Lenders; (b) Clauses 19.2 (Pro Rata Sharing) and 20.1 (Assignments and Transfers by Obligors') or this Clause 21.4 (Amendments); or

        21.4.6 any release of any Guarantor except where specifically permitted elsewhere in this Agreement or any variation or amendment to Clause 11.14 (Limitation on Borrowings of Subsidiaries),

        except with the prior consent of all the Lenders.

  21.5  Notices
        Except as otherwise stated herein, any communication to be made hereunder shall be made in writing and may be made by fax, letter or telex or, to the extent that the relevant Party has specified such address pursuant to sub-clauses 21.6.1, 21.6.2 or 21.6.3 below, by e-mail, and in the case of the notification of rates of interest by the Facility Agent pursuant to Clause 7.5 (Facility Agent's Certificate) and the distribution of any information by the Facility Agent pursuant to Clause 17.2 (Duties of the Facility Agent), the Facility Agent may refer any Obligor or the Lenders (whichever is appropriate) by fax, letter or telex, or if so specified, e-mail to a web site and to the location of the relevant information on such web site in discharge of such notification or delivery obligation provided that:

        21.5.1 such notification or delivery obligation shall not be discharged by the Facility Agent referring a Lender or Obligor to a web site if such Lender or Obligor has previously provided written notice to the Facility Agent that it does not wish to receive notices via a web site; and

        21.5.2 in relation to the notification of rates of interest pursuant to Clause 7.5 (Facility Agent's Certificate), if any Party notifies the Facility Agent that it is unable to access such website the Facility Agent will promptly notify that Party of the relevant interest rate using an alternative method of communication permitted under this Clause 21.5.

  21.6 Any such notice or other communications shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when despatched (in the case of telex, fax or, if so specified, e-mail to such party addressed to it at its address, telex number, facsimile number or, if so specified, its e-mail address or where reference in such communication is to a web site, when the delivery of such letter, fax, telex or as the case may be, e-mail referring the addressee to such web site is effective:

        21.6.1 in the case of a Lender, as specified in Schedule 1 (Lenders and Commitments) or at such other address, telex number, facsimile number and/or e-mail address as such Lender may notify to the Facility Agent in writing from time to time.

        21.6.2 in the case of an Obligor, as such Obligor may specify in writing to the Obligors' Agent and the Facility Agent from time to time;

        21.6.3 in the case of the Obligors' Agent or the Facility Agent as follows, or as such a party may specify to all the other parties hereto in writing from time to time:

           The Obligors' Agent   WPP Group plc
                                 27 Farm Street
                                 London W1X 6RD

                                 Facsimile No:                020 7491 8417
                                 Attention:                   Company Secretary

           The Facility Agent    Citibank International plc
                                 PO Box 78
                                 335 Strand
                                 London  WC2P 1LS

                                 Telephone No:                020 7500 4194
                                 Facsimile No:                020 7500 4482/4484
                                 Attention:                   Loans Agency

  21.7  English Language
        All notices or communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

  21.8  Invalidity of any Provision
        If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

  21.9  Counterparts
        This Agreement may be executed in any number of counterparts, and such execution shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

  21.10 Choice of Law
        This Agreement is governed by, and shall be construed in accordance with, the laws of England.

  21.11 Submission to Jurisdiction
        21.11.1

                  (a) For the benefit of the Facility Agent and each of the Lenders, all the parties agree that the courts of England are to have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement.

                  (b) Without prejudice to sub-clause 21.11.1(a) of this Clause 21.11, each of the Obligors irrevocably submits to the jurisdiction of any state or federal court of the State of New York.

                  (c) The Obligors irrevocably waive any objections on the ground of venue or forum non conveniens or any similar grounds.

                  (d) The Obligors irrevocably consent to service of process by mail or in any other manner permitted by the relevant law.

        21.11.2 The Obligors shall at all times maintain an agent for service of process in England and in New York. Such agent shall be, in the case of England, the Company at its address at 27 Farm Street, London W1X 6RD, and, in the case of New York, WPP Group USA, Inc. of 14th Floor, Worldwide Plaza, 309 West 49th Street, New York, NY 10019 - 7399, U.S.A. and any writ, judgment or other notice of legal process shall be sufficiently served on the Obligors if delivered to such agent at its address for the time being. The Obligors undertake not to revoke the authority of the above agents and if, for any reason, any such agent no longer serves as agent of the Obligors to receive service of process, the Obligors shall promptly appoint another such agent and advise the Facility Agent thereof. The Company and WPP Group USA, Inc. hereby accept the foregoing appointments and agree to accept service of any writ, judgment or other notice of legal process on behalf of the Obligors in the relevant jurisdiction for which they are appointed as agent for service of process.

21.12   Waiver of Jury Trial
        Each of the parties hereto waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related, or connected with any of the finance documents or the relationship established hereunder and whether arising or asserted before or after the date hereof or before or after the payment, observance and performance in full of such party's obligations hereunder.

Signed by the authorised representatives of the parties.

                                   SCHEDULE 1

                             Lenders and Commitments

Lender                                                               Commitment
                                                                    (in dollars)

Bank of America, N.A.                                                73,170,000
Barclays Bank PLC                                                    73,170,000
BNP Paribas London Branch                                            73,170,000
Citibank, N.A.                                                       73,170,000
HSBC Bank plc                                                        73,170,000
Sumitomo Mitsui Banking Corporation (SMBC)                           73,170,000
The Royal Bank of Scotland Plc acting as agent for NatWest Plc       73,170,000
Westdeutsche Landesbank Girozentrale, London Bank                    54,875,000
Fleet National Bank                                                  54,875,000
Credit Agricole Indosuez                                             36,590,000
First Union National Bank                                            36,585,000
Wachovia Bank N.A.                                                   36,585,000
ABN AMRO Bank N.V.                                                   18,300,000
                                                                   ------------
                                                                   $750,000,000
                                                                   ------------

                                   SCHEDULE 2

                        Calculation of the Mandatory Cost

(a) For the purpose of paragraph (a) of the definition of Mandatory Cost, the Mandatory Cost for an Advance for each of its Interest Periods is the rate determined by the Facility Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Facility Agent as the rate resulting from the application of the following formula:

     in relation to an Advance denominated in sterling:

     BY + S(Y-Z) + F x 0.01% per annum
     ----------------------
     100-(B + S)

     in relation to any other Advance:

     F x 0.01% per annum
     --------
     300

     where on the day of application of the formula:

     B is the percentage of the Reference Bank's eligible liabilities (in excess of any stated minimum) by reference to which the Bank of England and/or the Financial Services Authority ("FSA") requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

     Y is the percentage rate per annum at which sterling deposits are offered by the Reference Bank to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on that day for the relevant Interest Period;

     S is the percentage of the Reference Bank's eligible liabilities which the Bank of England (or other relevant United Kingdom governmental authority or agency) requires the Reference Bank to place as a special deposit;

     Z is the interest rate per annum payable by the Bank of England to such Reference Bank on special deposits; and

     F is the rate of charge payable by the Reference Bank to the FSA under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations (but where for this purpose, the figure in paragraph 2.02b or 2.03b (as appropriate) will be deemed to be zero) expressed in pounds per (pound)1 million of the fee base of the Reference Bank.

(b)  For the purposes of this Schedule 2:

     (i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

     (ii)   "fee base" has the meaning given to it in the Fees Regulations;

     (iii) "Fees Regulations" means any regulations governing the payment of fees for banking supervision currently in force in England.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15. A negative result from subtracting Z from Y is to be treated as zero.

(d) If a Reference Bank does not supply a rate to the Facility Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks to the Facility Agent.
(e)

     (i)    Each formula is applied on the first day of each Interest Period.

     (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(f) The Facility Agent may, from time to time, after consultation with the Majority Lenders, determine and notify to the Obligor's Agent and the Majority Lenders any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by any applicable regulatory authority in relation to Advances denominated in sterling (including, without limitation, any requirements relating to sterling primary liquidity) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

                                   SCHEDULE 3

                         Request in Respect of Advances

To:  [*the Facility Agent]              Date: [*       ],20 [*  ]

Dear Sirs,

Revolving Facility Agreement dated [            ], 2001
Drawing Number: [*                            ]

1. We refer to Clause 5 (Utilisation of Facility) of the Revolving Facility Agreement. Terms defined in the Revolving Facility Agreement have the same meanings in this Request.


2.   We wish to borrow Advances with the following specifications:

     (a)   Borrower: [*           ]

     (b)   Drawing Date: [*           ] 20[*  ]

     (c)   Currency: [*                 ]

     (d)   Amount: [*                   ]

     (e)   Interest Period: [*              ]

     (f)   Payment Instructions: [*               ]

3. We confirm that the matters represented and warranted by each Borrower and each Guarantor set out in Clause 10.2 (After Signing) of the Revolving Facility Agreement are true and accurate on the date of this Request as if made with reference to the facts and circumstances now prevailing and that no Event or Default or Potential Event or Default has occurred and is continuing or would result from the Advance.**

4.   We confirm that on the date hereof the Existing Facility Outstandings are:
     [    ].

Yours faithfully,



[Authorised Signatory]

for and on behalf of
[Obligors' Agent]

** Note: This paragraph is not required for a rollover utilisation (as defined in Clause 4.3 (Conditions to Each Utilisation)

                                   SCHEDULE 4

                                   CERTIFICATE

                            [Letterhead of Borrower]

To:  [*the Facility Agent]
I [*name], the [Secretary] of [*name of Borrower] of [*address] (the "Company")

HEREBY CERTIFY that:

(i) attached hereto marked "A" are true and correct copies of all documents which contain or establish or relate to the constitution of the Company;

(ii) attached hereto marked "B" is a true and correct copy of [resolutions duly passed] at [a meeting of the Board of Directors] of the Company
        duly convened and held on [        ] 20[* ] approving the Revolving
        Facility Agreement to be entered into between (1) WPP Group plc, (2) WPP Finance Co. Limited, (3) WPP Group U.S. Finance Corp., (4) the Facility Agent and (5) the Lenders named therein and authorising its signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(iii) [attached hereto marked ["C1" and "C2"] are true and correct copies of the acceptance by [each of] the agent in [England and New York] of their [respective] appointments as agent of the Company for the purpose of accepting service of process.]

The following signatures are the true signatures of the persons who have been authorised to sign the Revolving Facility Agreement and to give notices and communications, including notices of drawing, under or in connection with the Revolving Facility Agreement.

Name                   Position                  Signature
*                      *

*                      *

*                      *

Signed:  _____________________
         [Secretary]

                                 """"""""""""""

                                   SCHEDULE 5

                            FORM OF ACCESSION NOTICE

To:  [the Facility Agent]

1.   We refer to an agreement (the "Revolving Facility Agreement") dated
     [        ], 2001 and made between (1) WPP Group plc, (2) WPP Finance Co.
     Limited, (3) WPP Group U.S. Finance Corp., (4) the Facility Agent and (5) the Lenders named therein. Terms defined in the Revolving Facility Agreement shall bear the same meaning herein.

2.   We hereby give you notice that we wish [proposed additional Borrower] of
     [address, telex number], a company incorporated in [*         ] to become a
     Borrower under the terms of the Revolving Facility Agreement.

3.   We hereby confirm that [proposed additional Borrower] is a Subsidiary.

4. As contemplated by the provisions of the Revolving Facility Agreement we, [proposed additional Borrower], shall accordingly become entitled to make Requests under the Revolving Facility Agreement in accordance with the terms and conditions thereof and undertake with the Facility Agent and the Lenders and the Company to be bound by the terms and conditions of the Revolving Facility Agreement insofar as such terms and conditions apply to an additional Borrower.

5.   We, [proposed additional Borrower], confirm that at [     ] the
     representations set out in paragraphs [*      ] of Clause 10.2 (After
     Signing) of the Revolving Facility Agreement would be true (to the extent that such representations can relate to any additional Borrower) if repeated by reference to ourselves instead of the Company and each Borrower
     and we, as the Company, confirm that, at [       ] the representations set
     out in Clause 10.2 (After Signing) of the Revolving Facility Agreement are true and no Event of Default or Potential Event of Default has occurred and is continuing.

6. The Obligors' Agent (as agent for itself and for each of the Borrowers and the Guarantors) confirms that Clause 16 (Guarantee) of the Revolving Facility Agreement shall apply to the obligations of the additional Borrower under the Revolving Facility Agreement.

7. We enclose in respect of [proposed additional Borrower] the Certificate set out in Schedule 4 (Certificate) of the Revolving Facility Agreement.


Yours faithfully

for and on behalf of                        for and on behalf of
[additional Borrower]                       [Obligors' Agent]

                                   SCHEDULE 6

                         NOTICE OF PROPOSED SUBSTITUTION

To:  [the Facility Agent]

Attention:

                                                                          [Date]

Pursuant to Clause 3.9 (Substitution of Borrowers) of the Revolving Facility
Agreement dated [           ], 2001 between WPP Group plc, WPP Finance Co.
Limited, WPP Group U.S. Finance Corp., the Facility Agent and the Lenders (each as defined therein) we hereby give you notice of the following proposed substitution of a Borrower in relation to the Advances mentioned below:

(a)  Existing Borrower: [*           ]

(b)  Proposed Substitute Borrower: [*           ]

(c)  Proposed date for substitution: [*           ]

(d)  Drawing Date or Date of Issue of relevant Advance: [*            ]

(e)  Drawing of Advances: [*           ]

(f)  Currency of Advance: [            ]

Yours faithfully,


[Authorised Signatory]
For and on behalf of
[Obligors' Agent]

* must be at least fourteen days after the date upon which the Facility Agent will receive this Notice.

                                   SCHEDULE 7

                           FORM OF NOVATION AGREEMENT

A NOVATION AGREEMENT dated [            ]

BETWEEN:

(1)  [                ] (the "Original Borrower");
(2)  [                ] (the "Substitute Borrower");
(3) WPP GROUP plc on behalf of itself and each other Borrower (as such capitalised terms are defined in the Revolving Facility Agreement referred to below) (the "Obligors' Agent");

(4)  [           ] as facility agent (the "Facility Agent") on behalf of itself and the Lenders (as defined in the Revolving Facility Agreement referred to below);

is supplemental to the Revolving Facility Agreement dated [             ], 2001
and made between WPP Group plc, WPP Finance Co. Limited, WPP Group U.S. Finance Corp., the Facility Agent and the Lenders (all as named therein) (the "Revolving Facility Agreement"). IT IS AGREED:

1.   NOVATION

     In consideration of a payment made by the Original Borrower to the Substitute Borrower and the release of the Original Borrower from its obligations and liabilities (actual or contingent) specified in the Schedule hereto under the Revolving Facility Agreement and with effect on
     and from [          ] (the "Effective Date") the Substitute Borrower hereby
     undertakes to observe and perform all the obligations and liabilities (actual or contingent) of the Original Borrower under the Revolving Facility Agreement in respect of the Advances specified in the Schedule (including any such obligations or liabilities as may have accrued or become due in respect thereof prior to the Effective Date).

2.   INTEGRATION

     This Novation Agreement shall be read as one with the Revolving Facility Agreement so that any reference therein to "this Agreement", "hereunder" and similar shall include and be deemed to include this Novation Agreement.

3.   REPRESENTATIONS AND WARRANTIES

     The Substitute Borrower represents and warrants to the Facility Agent and
     the Lenders on [              ] in the terms of the representations and
     warranties contained in Clause 10.2 (After Signing) of the Revolving Facility Agreement (with reference to the facts and circumstances subsisting as at such date).

4.   CONTINUING LIABILITY

     The Obligors' Agent on behalf of itself acknowledges and confirms that its obligations under Clause 16 (Guarantee) of the Revolving Facility Agreement apply to the obligations and liabilities assumed by the Substitute Borrower hereunder.

                                    SCHEDULE

[                                                                             ]

IN WITNESS whereof the parties hereto have caused this Novation Agreement to be duly executed on the date first written above.

For and on behalf of
[The Original Borrower]                     ---------------------------

For and on behalf of
[The Substitute Borrower]                   ---------------------------

For and on behalf of  each Guarantor,
each Borrower and the Obligors'
Agent                                       ---------------------------

For and on behalf of each
Lender and the Facility Agent               ---------------------------

                                   SCHEDULE 8

                          FORM OF TRANSFER CERTIFICATE

To:      [*the Facility Agent]

                              Transfer Certificate

relating to a Revolving Facility Agreement (the "Revolving Facility Agreement")
dated [   ], 2001 and made between (1) WPP Group plc (as Guarantor and
Borrower), (2) WPP Finance Co. Limited (as Borrower), (e) WPP Group U.S. Finance Corp. (as Borrower), (4) the Facility Agent and (5) the Lenders named therein. Terms defined in the Revolving Facility Agreement have the same meanings herein.

1. [Existing Lender] (the "Existing Lender") (a) confirms that to the extent that details appear in the Schedule hereto against, as the case may be, the heading "Existing Lender's Commitment" and/or "Existing Lender's Participation", such details accurately summarise, as the case may be, its participation in the Facility and (b) requests [New Lender] (the "New Lender") to accept and procure the transfer to the New Lender of the portion specified in the Schedule of, as the case may be, its participation in the Facility by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Revolving Facility Agreement.

2. The New Lender hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 20.6 (Procedure for Transfer) of the Revolving Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

3. The New Lender confirms that it has received a copy of the Revolving Facility Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Existing Lender to check or enquire on its behalf into the execution, validity, enforceability, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on the Existing Lender to assess or keep under review on its behalf the financial condition, credit worthiness, affairs, status or nature of the Borrower or of any other party to the Revolving Facility Agreement.

4. The New Lender hereby undertakes with the Existing Lender and each of the other parties to the Revolving Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Revolving Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5. The Existing Lender makes no representation or warranty and assumes no responsibility with respect to the execution, validity, enforceability, effectiveness or adequacy of the

        Revolving Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any Obligor or any other party to the Revolving Facility Agreement or for the performance and observance by any Obligor or any other such party of any of its obligations under the Revolving Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6. The Existing Lender hereby gives notice to the New Lender (and the New Lender hereby acknowledges and agrees with the Existing Lender) that the Existing Lender is under no obligation to purchase (or in any other manner to assume, undertake or discharge any obligation or liability in relation to) the portion transferred and referred to in the Schedule at any time after this Transfer Certificate shall have taken effect.

7. Following the date upon which this Transfer Certificate shall have taken effect, without limiting the provisions hereof, each of the New Lender and the Existing Lender hereby acknowledges and confirms to the other that in relation to the portion transferred and referred to in the
        Schedule variations, amendments or alterations to any of the terms of any of the Revolving Facility Agreement and the Financing Documents arising in connection with any renegotiation or rescheduling of the obligations hereunder shall apply to and be binding on the New Lender alone.

8. This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

                                  THE SCHEDULE

Existing Lender's Commitment                            Portion Transferred


Facility Commitment


Existing Lender's Participation


Amount                                 Term             Portion Transferred

[Existing Lender]                                       [New Lender]
                                                        Address:
                                                        Telex:
By:                                                     By:


Date:                                                   Date:

                                   SIGNATORIES

The Borrowers

WPP GROUP PLC

By:   PAUL RICHARDSON

WPP FINANCE CO. LIMITED

By:   PAUL RICHARDSON

WPP GROUP U.S. FINANCE CORP.

By:   PAUL RICHARDSON

The Guarantor

WPP GROUP PLC

By:   PAUL RICHARDSON



The Obligors' Agent

WPP GROUP PLC

By:   PAUL RICHARDSON

The Facility Agent

CITIBANK INTERNATIONAL PLC
By:   PAUL GIBBS



The Lenders

BANK OF AMERICA, N.A.

By:   ANDREW MOORFIELD

BARCLAYS BANK PLC

By:   NAOMI LAWRENCE

BNP PARIBAS LONDON BRANCH

By:   MARK PEGRUM

CITIBANK, N.A.

By:   SEAN HANAFIN

HSBC BANK PLC

By:   NIGEL SHAW

SUMITOMO MITSUI BANKING CORPORATION (SMBC)

By:   MARK PEGRUM

THE ROYAL BANK OF SCOTLAND PLC acting as agent for NATWEST PLC

By:   JOHN KASPEREK

WESTDEUTSCHE LANDESBANK GIROZENTRALE, LONDON BRANCH

By:   KATRINA WESTON

      CHRIS GREAVES

FLEET NATIONAL BANK

By:   MARK PEGRUM

CREDIT AGRICOLE INDOSUEZ

By:   RUPERT DOUGALL

FIRST UNION NATIONAL BANK

By:   KIRK VOGEL

WACHOVIA BANK N.A.

By:   MARK PEGRUM

ABN AMRO BANK N.V.

By:   JASON DOUGLAS